Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of July 21, 2017

by and between

AMID MERGER LP

and

SHV ENERGY N.V.

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of July 21, 2017 by and between AMID Merger LP, a Delaware limited partnership (the “Seller”), and SHV Energy N.V., a Dutch public limited liability company (the “Buyer”). The Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Seller owns 100% of the membership interests (the “Interests”) in Pinnacle Propane, LLC, a Texas limited liability company (the “Company”); and
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell, and the Buyer desires to purchase, the Interests (such purchase is referred to herein as the “Acquisition”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
Article I
DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.
“Acquired Business” means the business of (i) procurement and delivery of propane to residential end-users and commercial consumers who do not resell the propane, (ii) procurement and delivery of finished motor fuels and lubricants to commercial consumers who do not resell the motor fuels and lubricants, (iii) ownership and operation of community propane distribution systems and (iv) production and delivery of propane cylinders to retailers and distributors, in each case as conducted by the Company and its Subsidiaries as of the Closing.
“Acquisition” has the meaning the Recitals to this Agreement specify.
“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of the Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Company and its Subsidiaries will be Affiliates of the Seller only before the Closing, and will be Affiliates of the Buyer only after the Closing.

“Affiliate Agreements” has the meaning Section 4.21 specifies.
“Affiliate Contracts” has the meaning Section 6.20(a) specifies.
“Agreement” has the meaning the preamble specifies, and includes the Buyer Disclosure Letter, the Seller Disclosure Letter and any Exhibits and Schedules attached hereto.
“AMID Liquids Trucking” means AMID Liquids Trucking LLC, a Delaware limited liability company.
“Auditors” has the meaning Section 2.4(b) specifies.
“Balance Sheet” has the meaning Section 4.13 specifies.
“Balance Sheet Date” has the meaning Section 4.13 specifies.
“Buyer” has the meaning the preamble to this Agreement specifies.
“Buyer Disclosure Letter” has the meaning Article V specifies.
“Buyer Fundamental Representations” has the meaning Section 7.3(a) specifies.
“Buyer Group” means the Buyer, any Affiliate of the Buyer (including, but solely after the Closing, the Company and its Subsidiaries) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.
“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.
“Casualty Loss” has the meaning Section 6.16 specifies.
“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.
“Claims Notice” has the meaning Section 9.6 specifies.

“Closing” has the meaning Section 2.5 specifies.
“Closing Cash” means, as of 12:01 a.m. Eastern Time on the Closing Date, the Company’s and its Subsidiaries’ consolidated cash balances (net of any overdrafts and any cash which is not freely usable because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriation or any other form or restriction), as adjusted for any deposits in transit and any outstanding checks, in each case as determined in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies that were used in the preparation of the Balance Sheet to the extent in accordance with GAAP. For the avoidance of doubt, Closing Cash shall not include any assets or liabilities included in Working Capital, Seller Transaction Expenses or Indebtedness.
“Closing Date” has the meaning Section 2.5 specifies.
“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date, if any.
“Closing Statement” has the meaning Section 2.4(b) specifies.
“Closing Working Capital” has the meaning Section 2.4(b) specifies.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning the Recitals to this Agreement specify.
“Company Employees” means the employees of the Seller and its Affiliates who provide services to the Company or its Subsidiaries solely or substantially in connection with the Acquired Business.
“Confidentiality Agreement” has the meaning Section 6.1(c) specifies.
“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or the waiver of any right of first refusal, preferential right to purchase or similar Lien.
“Continuing Employee” has the meaning Section 6.11(a) specifies.
“Damage” or “Damages” means any cost, claim, demand, assessment, damage, expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs), fine, penalty, loss, liability and interest.
“Easement Property” has the meaning Section 4.6(a) specifies.
“Easements” has the meaning Section 4.6(g) specifies.

“Employee Plan” means any employee benefit or compensation arrangement, plan, policy, fund or program established, maintained or sponsored by the Seller or any of its Subsidiaries or Affiliates, including the Company or any of its Subsidiaries, or to which the Seller or any of its Subsidiaries or Affiliates, including the Company or any of its Subsidiaries, contribute or have any liability, on behalf of any current or former Company Employees or nonemployee directors of the Company, in each case, whether written or unwritten, funded or unfunded, including (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not governed by ERISA, and (ii) any pension, profit-sharing, bonus, incentive compensation, severance, retention, employee loan, deferred compensation, vacation, sick pay, paid time off, welfare benefit, stock purchase, stock option, equity, phantom equity, unemployment, health savings, retirement health savings, flexible spending account, hospitalization, health, vision or other medical, life insurance, long- or short-term disability, change of control or fringe benefit arrangement, plan, policy or program, (iii) any trust, escrow, or similar funding agreements related to any of the foregoing, and (iv) the Employment Agreements.
“Employment Agreement” means any employment, termination, separation or other similar agreement with any current or former Company Employee or director of the Company or any of its Subsidiaries or pursuant to which Seller or any of its Subsidiaries or Affiliates, including the Company or any of its Subsidiaries, currently has any obligation with respect to any natural person that is a current or former employee or director of the Company or any of its Subsidiaries, including any noncompetition agreement.
“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.
“Environment” has the meaning Section 4.14(f)(i) specifies.
“Environmental Claims” has the meaning Section 4.14(c) specifies.
“Environmental Law” has the meaning Section 4.14(f)(ii) specifies.
“Environmental Permits” has the meaning Section 4.14(b) specifies.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning Section 4.12(d) specifies.
“Estimated Closing Cash” has the meaning Section 2.2(b) specifies.
“Estimated Closing Indebtedness” has the meaning Section 2.2(b) specifies.
“Estimated Closing Price Certificate” has the meaning Section 2.2(b) specifies.
“Estimated Closing Working Capital” has the meaning Section 2.2(b) specifies.

“Estimated Seller Transaction Expenses” has the meaning Section 2.2(b) specifies.
“Estimated Purchase Price” has the meaning Section 2.2(b) specifies.
“Final Allocation Statement” has the meaning Section 6.7(h) specifies.
“Final Purchase Price” has the meaning Section 2.4(b) specifies.
“Financial Statements” has the meaning Section 4.13 specifies.
“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.
“Gibson Dunn” has the meaning Section 10.16(a) specifies.
“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
“Hazardous Substance” has the meaning Section 4.14(f)(iii) specifies.
“Hedges” has the meaning Section 4.23 specifies.
“Hedge Termination Value” means, in respect of the Hedges to which the Company or any of its Subsidiaries is party or bound, the net aggregate termination value of such Hedges paid or received in connection with the termination of the Hedges in accordance with Section 6.19.
“Historical Financial Statements” has the meaning Section 4.13 specifies.
“HSR Act” has the meaning Section 6.4(c)(i) specifies.
“Indebtedness” of any Person means, without duplication, (i) any liability or obligation of that Person (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), in each case other than trade payables arising in the Ordinary Course of Business to the extent included in Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases, (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person, (F) any deferred straight-line rent or (G) any synthetic leases and project financing; (ii) any obligation or liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability or obligation by means of a guaranty; or (iii) any obligation or liability of others of the type described in the preceding clause (i) or (ii) that is secured by a security interest upon the Company or any of its Subsidiaries or the Capital Stock or assets of the Company or any of its Subsidiaries; (in each case of clauses (i) through (iii), including all obligations and liabilities for outstanding principal amounts, accrued and unpaid interest, prepayment penalties, premiums, fees, penalties, expenses, breakage costs and bank overdrafts thereunder). Notwithstanding the foregoing, the calculation of Indebtedness shall not include (x) any of the principal amount as of the Closing Date of any undrawn letters of credit nor (y) any liabilities included in Working Capital, Seller Transaction Expenses or Closing Cash.
“Indemnified Matters” has the meaning Section 9.4 specifies.
“Indemnified Person” has the meaning Section 9.4 specifies.
“Indemnifying Person” means any Person against whom indemnification may be sought pursuant to the provisions of Article IX.
“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.
“Intentional Fraud” means a common law claim for fraud based on the intentional and material misrepresentation with respect to the representations and warranties in this Agreement.
“Interests” has the meaning the Recitals to this Agreement specify.
“Interim Allocation Statement” has the meaning Section 6.7(h) specifies.

“Interim Financial Statements” has the meaning Section 4.13 specifies.
“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time or (ii) any obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.
“Lease to Third Party” has the meaning Section 4.6(a) specifies.
“Leased Real Property” has the meaning Section 4.6(a) specifies.
“Leases to Third Parties” has the meaning Section 4.6(e) specifies.
“Liability Claim” has the meaning Section 9.6 specifies.
“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal or other charge or encumbrance thereupon or in respect thereof.
“Material Agreement” has the meaning Section 4.11(a) specifies.
“Material Suppliers” has the meaning Section 4.11(a)(i) specifies.
“Objection Notice” has the meaning Section 9.7 specifies.
“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, the ordinary course of business of the Acquired Business, consistent with past practices in all material respects.
“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state or other jurisdiction whose Laws govern that Entity’s internal affairs.
“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.
“Other Party” has the meaning Section 10.16(a) specifies.

“Other Party Group Member” and “Other Party Group Members” have the meanings Section 10.16(a) specifies.
“Outside Date” has the meaning Section 8.1(b)(i) specifies.
“Owned Real Property” has the meaning Section 4.6(a) specifies.
“Party” and “Parties” have the meanings the preamble to this Agreement specifies.
“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity.
“Permitted Liens” means (i) Liens for Taxes not yet due or Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP are reflected on the Financial Statements, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, customers and employees for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease or Real Property Lease, (vi) Liens that do not materially (A) diminish the marketability of the affected assets or (B) interfere with the ordinary use of such assets, (vii) Liens caused or created by the Buyer or arising under this Agreement, (viii) with respect to real property, restrictions imposed by applicable Law relating to zoning and land use, and (ix) Liens in effect as of the Closing Date that will be released upon payment of the Purchase Price.
“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.
“Pre-Closing Covenant” has the meaning Section 9.2 specifies.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.
“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes imposed on the Company or its Subsidiaries for any and all Pre-Closing Periods; (ii) any and all Taxes imposed on the Company or its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.7(b)(iii)); (iii) Taxes of any Person other than the Company and any of its Subsidiaries imposed on the Company or any of its Subsidiaries by reason of the Company or the applicable Subsidiary being (A) a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing (other than a group of which the Company is the parent), including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or (B) a transferee or successor; by contract; (but excluding any such contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise to the extent that the events or transactions giving rise to such Taxes occurred on or before the Closing; (iv) any withholding Taxes with respect to the payments made by the Buyer to the Seller in connection with the Agreement; (v) any and all Taxes of the Seller; (vi) Taxes arising in connection with the breach of any representation or warranty made in Section 4.15 relating to any Pre-Closing Periods; (vii) Taxes that are imposed on change of control payments triggered by the transactions contemplated in this Agreement; and (viii) any expenses related to the amounts listed in (i) through (vii); provided that, Pre-Closing Taxes shall not include Taxes of or imposed on the Company or any of its Subsidiaries that arise from a transaction occurring on the Closing Date, but after the Closing, that is outside the Ordinary Course of Business of the Company and its Subsidiaries, is not contemplated by this Agreement and not required by applicable Law, and is the result of an action taken by the Buyer or any Affiliate of the Buyer.
“Proceeding” means any action, case, proceeding, claim, complaint, grievance, suit, dispute, charge, audit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitrator.
“Purchase Price” has the meaning Section 2.2(a) specifies.
“Real Property” has the meaning Section 4.6(a) specifies.
“Real Property Leases” has the meaning Section 4.6(d) specifies.
“Release” has the meaning Section 4.14(f)(iv) specifies.
“Remedial Action” has the meaning Section 4.14(f)(v) specifies.
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.
“Restricted Activities” has the meaning Section 6.6(e) specifies.
“Restricted Marks” has the meaning Section 6.12 specifies.
“R&W Costs” means all required fees and expenses charged by the R&W Insurer to bind coverage under the R&W Insurance Policy (including brokers’ commissions).
“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.15, in the name and for the benefit of the Buyer.

“R&W Insurer” means Beazley USA Services, Inc.
“Seller” has the meaning the preamble to this Agreement specifies.
“Seller Allocation Notice” has the meaning Section 6.7(h) specifies.
“Seller Disclosure Letter” has the meaning Article III specifies.
“Seller Entity” and “Seller Entities” have the meaning Section 10.16(a) specifies.
“Seller Fundamental Representations” has the meaning Section 7.2(a) specifies.
“Seller Group” means the Seller and each of its former, current or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, advisors, successors or permitted assigns.
“Seller Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is reasonably likely to materially impair or delay the ability of the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a material adverse effect over the long-term on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Company and its Subsidiaries, including changes in the prevailing market rates of distillates, propane, hard goods or packaged gases, (B) changes or trends in the industry in which the Company and its Subsidiaries or any of their customers operate (including the demand for, and availability and pricing of, raw materials, oil, propane and other commodities, and the marketing and transportation thereof) or in which the services of the Company and its Subsidiaries are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events, (E) changes (or proposed changes) in applicable Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (F) any failure by the Company or its Subsidiaries to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) any effect arising out of any action permitted, required or requested by the Buyer to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement, (H) changes as a result of disclosure of the Buyer as the potential acquirer of the Company or plans or announced intentions of the Buyer with respect to the Company or its Subsidiaries or (I) any event, circumstance, development, change or effect that is cured by the Company or the Seller; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (E) above may be taken into account in determining whether there has been or is reasonably likely to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industry, and are not excluded by another of clauses (A) through (H).
“Seller Tax Return” has the meaning Section 6.7(b)(i) specifies.
“Seller Transaction Expenses” means the fees and expenses, and other out-of-pocket payments incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including (i) with respect to any distribution of property by AMID Liquids Trucking or the distribution of any equity interests in AMID Liquids Trucking and (ii) any transaction-related bonuses, change of control payments, retention payments or any similar payments, in each case triggered by or relating to the transactions contemplated by this Agreement (or payments accrued but unpaid in relation to any prior transaction) and payable to current or former employees or other individual service providers of the Company, its Subsidiaries or the Seller prior to, at or after the Closing, to the extent that such fees and expenses, and other out-of-pocket payments are incurred or accrued on or prior to the Closing and are unpaid at or prior to the Closing. For the avoidance of doubt, Seller Transaction Expenses shall not include any liabilities included in Working Capital, Indebtedness or Closing Cash.
“Specified Contract” has the meaning Section 6.4(b) specifies.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.
“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries. Notwithstanding the foregoing, any reference to a “Subsidiary” or the “Subsidiaries” of the Company in this Agreement shall be deemed not to include AMID Liquids Trucking.

“Target Working Capital” means an amount equal to $9,271,000.
“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, employment, excise, property, escheat, unclaimed property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Taxing Authority, together with any interest, penalties, fines or additions to tax with respect thereto, whether contested or not.
“Tax Returns” of a Person means the returns, reports, information returns, statement, schedule, notice, declaration, claim for refund and other forms or documents (including any amendments and attachments thereto and any related or supporting information) filed or submitted in connection with the determination, assessment, or collection of any Tax.
“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, or Tax allocation agreement, not including contracts the principal subject matter of which is not Taxes.
“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Third Party Claim” has the meaning Section 9.8 specifies.
“Transaction Documents” means this Agreement, the Transition Services Agreement and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.
“Transfer Taxes” means all sales, use, transfer, recording, filing, value added, documentary, conveyance, stamp or similar Taxes or other similar governmental fees incurred in connection with the Acquisition.
“Transition Services Agreement” means the Transition Services Agreement to be entered between the Seller and the Company concurrently with the Closing, a form of which is attached hereto as Exhibit A.
“WARN Act” has the meaning Section 6.11(i) specifies.
“Working Capital” means, as of any date of determination, the amount, which may be positive or negative, equal to the Company’s and its Subsidiaries’ total current assets (excluding any deferred Tax assets established to reflect timing differences between book and Tax income) on a consolidated basis as of such date minus the Company’s and its Subsidiaries’ total current liabilities (excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) on a consolidated basis as of such date, in each case prepared in accordance with GAAP and the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Balance Sheet to the extent in accordance with GAAP; provided, however, that the calculation of Working Capital as of the Closing Date, (i) shall not reflect any accruals or reserves except as are calculated using the same procedures and using the same methodologies as the applicable line items on the Balance Sheet, (ii) is not intended to introduce any new or alternative accounting policies or methodologies than those used in preparation of the Balance Sheet and (iii) shall not include any amounts with respect to Cash, Indebtedness or Seller Transaction Expenses. For avoidance of doubt, the Worksheet sets forth the calculation of Working Capital as of March 31, 2017.
“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital.
“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than the Target Working Capital.
“Worksheet” has the meaning Section 2.2(b) specifies.
Section 1.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.
Section 1.3    Other Definitional Provisions.
(a)    Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.
(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.
(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
(d)    As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.
(e)    As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas or in Amsterdam, Netherlands.

(f)    The phrase “to the knowledge of the Seller” or any similar phrase means such facts and other information that are actually known, after reasonable investigation or inquiry, to any individual set forth on Section 1.3(f) of the Seller Disclosure Letter; the phrase “to the knowledge of the Buyer” or any similar phrase means such facts and other information that are actually known, after reasonable investigation or inquiry, to any individual set forth on Section 1.3(f) of the Buyer Disclosure Letter.
(g)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.
ARTICLE II
THE ACQUISITION
Section 2.1    Purchase and Sale of the Interests. At the Closing, on the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s rights, title and interest in and to the Interests free and clear of all Liens other than Liens created by or on behalf of the Buyer.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Interests (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) shall equal the sum of:
(i)    $170,000,000.00;
(ii)    plus an amount equal to the Working Capital Excess (if any);
(iii)    minus an amount equal to the Working Capital Deficit (if any);
(iv)    plus an amount equal to the Closing Cash;
(v)    minus an amount equal to the Closing Indebtedness;
(vi)    minus an amount equal to the Seller Transaction Expenses; and
(vii)    minus an amount equal to the R&W Costs (not to exceed $750,000).
(b)    At least five business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate (the “Estimated Closing Price Certificate”) setting forth the Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), which shall include a reasonably detailed calculation of the good faith estimated amount, calculated in accordance with the illustrative calculation set forth in the worksheet attached hereto as Exhibit B (“Worksheet”), of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iv) Seller Transaction Expenses (“Estimated Seller Transaction Expenses”) and (v) the R&W Costs, including, if requested by the Buyer (reasonably promptly after such request), all materials used by the Seller in preparing such estimates, including documentation showing in reasonable detail the Seller’s support and computations for each of the foregoing. The R&W Costs shall be determined from reasonable supporting documentation available to Buyer, which shall be provided by Buyer to Seller at least six business days prior to the Closing Date. The Buyer and the Seller will negotiate to resolve any disagreements as to such calculations to the extent that the Buyer makes any objections thereto prior to the Closing Date. In the event that the Buyer and the Seller are unable to resolve any such disagreement prior to the Closing Date, the Seller’s good faith estimates as set forth in the Estimated Closing Price Certificate will control. An amount equal to the Estimated Purchase Price shall be payable at the Closing as described in Section 2.3 below and shall be subject to adjustment as provided in Section 2.4 below.
Section 2.3    Payment of the Purchase Price and Other Amounts. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII, the Buyer shall pay the Seller the Estimated Purchase Price by wire transfer or other delivery of immediately available funds to the account of the Seller (which shall be provided by the Seller to the Buyer at least two business days prior to the Closing Date).
Section 2.4    Purchase Price Adjustments.
(a)    The Parties agree that, so long as any distributions made are reflected in Closing Working Capital, Closing Cash (as applicable) and in any adjustments to the Purchase Price under Section 2.4(c), the Seller shall, subject to the terms and conditions hereof, including Section 6.2, have the right, at or prior to the Closing, to cause the Company and its Subsidiaries to distribute cash to the Seller or its Affiliates by one or more dividends and/or other distributions.
(b)    Within 45 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a statement (the “Closing Statement”), which shall include (i) a consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date, (ii) a calculation of the total Working Capital of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date determined pursuant to the Worksheet from such balance sheet (the “Closing Working Capital”), (iii) a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be, (iv) a calculation of Closing Cash, (v) a calculation of Closing Indebtedness, (vi) a calculation of Seller Transaction Expenses and (vii) the Buyer’s determination of the final Purchase Price (the “Final Purchase Price”) resulting therefrom. The Seller shall have a period of 30 calendar days after delivery of the Closing Statement to review (and cause the Seller’s auditors to review) such documents and make any objections it may have in writing to the Buyer. For purposes of the Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Company and its Subsidiaries to, provide, if requested by the Seller, reasonably promptly after advance notice thereof, materials used by the Buyer or its Representatives in preparing the Closing Statement, including documentation showing in reasonable detail the Buyer’s support and computations and working papers created or used in connection with the preparation of the Closing Statement to the extent (i) reasonably available to the Buyer and (ii) provision thereof will not violate any applicable Laws. In addition, for purposes of the Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Company and its Subsidiaries to, permit reasonable access, upon advance notice and during normal business hours, to the personnel of the Company and its Subsidiaries as may be reasonably requested by the Seller and its Representatives to analyze the Closing Statement. If the Seller delivers written objections to the Buyer within such 30-day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Seller within such 30-day period, then such Closing Statement shall be final and binding on the Parties. If disputes with respect to such Closing Statement cannot be resolved by the Buyer and the Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Buyer or the Seller, the specific matters in dispute (but no others) shall be submitted to Deloitte & Touche LLP or such other independent accounting firm as may be approved by the Seller and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. The Seller and the Buyer shall enter into a customary engagement letter with the Auditors. If no such referral is made within 45 days after the delivery of the objections, then such Closing Statement shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between the Buyer and the Seller. The Auditors shall promptly deliver to the Buyer and the Seller a written report setting forth its resolution of the disputes along with its determination of the Final Purchase Price, which determination shall be made in accordance with the Worksheet and the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. In resolving any disputed item, the Auditors may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Auditors determination with respect to the disputed items shall be final, binding an non-appealable and judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne by the Parties as designated by the Auditors, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).
(c)    If the Estimated Purchase Price is greater than the Final Purchase Price, then within five business days following the final determination thereof, the Seller shall pay the Buyer the amount of such excess, plus interest thereon at 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the date that is 10 business days after the date on which the Final Purchase Price is finally determined under Section 2.4(b) to (but excluding) the date of such payment. If the Final Purchase Price is greater than the Estimated Purchase Price, then within five business days following the final determination thereof, the Buyer will pay the Seller by wire transfer in immediately available funds to the account designated by the Seller the amount of such excess plus interest thereon at 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the date that is 10 business days after the date on which the Final Purchase Price is finally determined under Section 2.4(b) to (but excluding) the date of such payment.

Section 2.5    Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP, 1221 McKinney Street, 37th Floor, Houston, Texas 77010, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”).
Section 2.6    Closing Deliverables.
(a)    At the Closing, the Buyer will make the payments specified in Section 2.3 and will deliver, or cause to be delivered, to the Seller, as applicable:
(i)    the officer’s certificate contemplated by Section 7.3(c);
(ii)    a certificate duly executed by the secretary or any assistant secretary of the Buyer, dated as of the Closing, attaching and certifying on behalf of the Buyer (A) the Organizational Documents of the Buyer and (B) the resolutions of the board of directors (or other appropriate governing body) of the Buyer authorizing the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(iii)    a duly executed counterpart of the Transition Services Agreement; and
(iv)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
(b)    At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer:
(i)    a duly executed assignment evidencing the conveyance of the Interests to the Buyer;
(ii)    the officer’s certificates contemplated by Section 7.2(d);
(iii)    a certificate duly executed by the secretary or any assistant secretary of the Seller, dated as of the Closing, attaching and certifying on behalf of the Seller (A) the Organizational Documents of the Seller and (B) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(iv)    (A) a certificate or statement, in a form reasonably satisfactory to Buyer and conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2) stating that such Seller is not a “foreign person” (as defined under Section 1445(f) of the Code for this purpose) and (B) a duly completed IRS Form W-9 certifying that the Seller is not subject to backup withholding;
(v)    resignation letters from the individuals listed on Section 2.6(b)(v) of the Seller Disclosure Letter;
(vi)    a duly executed counterpart of the Transition Services Agreement; and
(vii)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
Section 2.7    Withholdings. Any payments from the Buyer to any Person pursuant to this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law (as determined in good faith by the Buyer), and to the extent that amounts are so deducted or withheld, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in a letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer, as of the date hereof and, at Closing, as of the Closing, as follows:
Section 3.1    Organization.
(a)    The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)    The Seller has all requisite limited partnership power and authority under the Laws of the State of Delaware and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Seller is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a Seller Material Adverse Effect. The Seller has made available to the Buyer complete and correct copies of its Organizational Documents, each as amended to date.
Section 3.2    Authorization; Enforceability.
(a)    The Seller has the requisite limited partnership power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite action of the general partner of the Seller and no other limited partnership or other organizational proceedings on the part of the Seller are necessary to authorize the Transaction Documents to which the Seller is or will be party.
(b)    This Agreement has been, and each of the other Transaction Documents to which the Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(c)    The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which the Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Seller or (ii) any Law applicable to the Seller, except in the case of clause (ii), for such violations, breaches or defaults that would not result in a Seller Material Adverse Effect.
Section 3.3    Litigation. No Proceeding is pending or, to the knowledge of the Seller, threatened in writing to which the Seller is or may become a party which (a) questions or involves the validity or enforceability of any obligation of the Seller under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Seller of the transactions contemplated by the Transaction Documents.
Section 3.4    Ownership of the Interests. The Seller holds of record, owns beneficially, and has good and marketable title to the Interests, free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price).
Section 3.5    Brokers. Except for Wells Fargo Securities, LLC, the fees and commissions of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY AND ITS SUBSIDIARIES

Except as set forth in the Seller Disclosure Letter, the Seller represents and warrants to the Buyer, as of the date hereof and, at Closing, as of the Closing, as follows:
Section 4.1    Organization. Section 4.1 of the Seller Disclosure Letter sets forth the Organization Jurisdiction of the Company and each of its Subsidiaries, each of which is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and their respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. The Company and each of its Subsidiaries is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a Seller Material Adverse Effect. The Seller has made available to the Buyer complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended as of the date hereof.
Section 4.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.
(a)    The Company has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited liability company action by the Company, and no other corporate or other organizational proceedings on the part of the Company are necessary to authorize the Transaction Documents to which the Company is or will be a party.
(b)    Each of the Transaction Documents to which the Company will be a party, when executed and delivered by the parties thereto, will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, upon execution will constitute the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(c)    The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under such Transaction Document in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not (i) violate, breach or constitute a default (or give rise to any right of termination, cancellation or acceleration) under (A) the Organizational Documents of the Company, (B) any Law applicable to the Company and its Subsidiaries, or (C)

any agreement that is material to the business and operation of the Acquired Business, including any Material Agreement and the Real Property Leases, except in the case of clauses (B) and (C), for such violations, breaches or defaults that would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes), (ii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the assets of the Company, or (iii) result in the revocation, cancellation, suspension or material modification of any Permit possessed by the Company or its Subsidiaries necessary or desirable for the carrying on of the Acquired Business as conducted as of the date hereof in all material respects, except for such revocations, cancellations, suspensions or material modifications as would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes).
(d)    No Law requires the Company to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Permits the failure of which to obtain or make would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes).
(e)    No agreement or arrangement to which the Company or any of its Subsidiaries is a party or is bound or to which the Company, its Subsidiaries or any of their assets are subject, requires the Company to obtain any Consent from or provide any notice to any Person in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Consent the failure of which to obtain would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes).
Section 4.3    Equity Interests. Section 4.3 of the Seller Disclosure Letter accurately and completely sets forth for the Company and each of its Subsidiaries, as of the date hereof, the Capital Stock of the Company and each of its Subsidiaries which is authorized (where applicable) and which is issued and outstanding. All of such issued and outstanding Capital Stock of the Company and each of its Subsidiaries is duly authorized and validly issued, and are held of record by the Persons and in the amounts set forth in Section 4.3 of the Seller Disclosure Letter. Except as set forth in the Organizational Documents of the Company or any of its Subsidiaries: (a) no Capital Stock of the Company or any of its Subsidiaries is reserved for issuance or is held in treasury; (b) no Capital Stock of the Company or any of its Subsidiaries is subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies, voting trusts, stockholder agreements or other agreements or understandings in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of such Capital Stock; (c) there are no outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Capital Stock of the Company or any of its Subsidiaries other than as contemplated by this Agreement; (d) there are no outstanding contracts or other agreements of the Seller, the Company or any of its Subsidiaries, or any other Person, to purchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any Capital Stock of the Company or any of its Subsidiaries and; (e) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans or similar rights based on or relating to the Capital Stock of the Company or any of its Subsidiaries.
Section 4.4    Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding Capital Stock of each of its Subsidiaries, free and clear of all Liens other than Permitted Liens. None of the Company’s Subsidiaries owns, directly or indirectly, any Capital Stock in any corporation, limited liability company, partnership, joint venture or other entity.
Section 4.5    Title to Assets; Related Matters. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective facilities, equipment and other items of tangible personal property and assets, free and clear of all Liens other than Permitted Liens. All of the Company’s and its Subsidiaries’ material facilities, equipment and other material items of tangible personal property are in good operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business.
Section 4.6    Real Property.
(a)    Section 4.6(a) of the Seller Disclosure Letter contains, as of the date of this Agreement, a complete list of (i) all real property owned by the Company and its Subsidiaries (“Owned Real Property”), (ii) all real property leased, subleased or licensed by the Company or any of its Subsidiaries as tenant, subtenant or licensee (“Leased Real Property”), (iii) all real property with respect to which the Company or any of its Subsidiaries has entered into a lease, sublease or license to a third party (each such lease, sublease or license, including all amendments to and guaranties of, being a “Lease to Third Party”), and (iv) all material real property (which may be identified by subdivision name, city, county and state) in which the Company or any of its Subsidiaries has an easement interest (the “Easement Property”). The Owned Real Property, the Leased Real Property and the Easement Property are referred to collectively as the “Real Property.” Section 4.6(a) of the Seller Disclosure Letter also indicates for the Real Property and the property subject to a Lease to Third Party the following information: (1) whether each parcel of Real Property is Owned Real Property, Leased Real Property or Easement Property, (2) the address for each parcel of Real Property, (3) if the Real Property is Owned Real Property or Leased Real Property, whether it is subject to a Third Party Lease and, if so, the third-party tenant, subtenant or licensee, and (4) which of the Company or one of its Subsidiaries holds the real property interest in the Real Property.
(b)    The Company or one of its Subsidiaries (i) has good and marketable title to each parcel of Owned Real Property, in each case free and clear of Liens other than Permitted Liens, (ii) owns outright all the facilities, structures and other improvements located on the Owned Real Property, in each case free and clear of Liens other than Permitted Liens, (iii) has a good and valid leasehold interest in the Leased Real Property, including facilities, structures and other improvements leased or owned by the Company or one of its Subsidiaries thereon, in each case free and clear of Liens other than Permitted Liens, and (iv) is the holder and enjoys the benefit of the Easements held by the Company or one of its Subsidiaries or in which the Company or one of its Subsidiaries have any rights and owns outright all the facilities, structures and other improvements located on the Easement Property and used in the Acquired Business, in each case free and clear of Liens other than Permitted Liens.
(c)    Except as set forth on Section 4.6(c) of the Seller Disclosure Letter, with respect to each parcel of Owned Real Property:
(i)    The Seller has delivered or made available to the Buyer copies of the vesting deeds by which the Company or its Subsidiaries acquired the Owned Real Property, and all title policies, commitments, reports and the title exception documents related to the Owned Real Property in the possession or control of the Seller, the Company or its Subsidiaries.
(ii)    There are no unexercised options, rights of first offer or rights of first refusal to sell, assign or otherwise dispose of any portion of, or interest in, the Owned Real Property and neither the Company nor its Subsidiaries are obligated to acquire a fee or leasehold interest in any other material real property.
(iii)    There are no pending or, to the knowledge of the Seller, threatened condemnation, eminent domain, zoning, rezoning or similar Proceedings relating to any Owned Real Property, and none of the Owned Real Property has suffered any damage by fire or other casualty within the last 12 months which has not been repaired and restored in all material respects.
(d)    Section 4.6(d) of the Seller Disclosure Letter lists, as of the date hereof, all leases, subleases, licenses, concessions and other occupancy agreements (as amended to date) along with any side letters, guaranties, and subordination, non-disturbance and attornment agreements with respect to any Leased Real Property (the “Real Property Leases”). The Seller has made available to the Buyer a correct and complete copy of each Real Property Lease (as amended to date).
(e)    Section 4.6(e) of the Seller Disclosure Letter lists all written or oral Leases to Third Parties (the “Leases to Third Parties”).
(f)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease and each of the Leases to Third Parties:
(i)    Each Real Property Lease and each of the Leases to Third Parties is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of Seller, of each other party thereto.

(ii)    There exists no breach or default of the Company or its Subsidiaries (as applicable) or, to the knowledge of the Seller, any other party thereto under any Real Property Lease or any of the Leases to Third Parties.
(g)    Section 4.6(g) of the Seller Disclosure Letter lists all easements, rights-of-way, servitudes, surface use agreements, licenses that are in the nature of easements, and similar rights in favor of the Company and its Subsidiaries and material to the Acquired Business (the “Easements”). To the Company’s knowledge, the Easements are in full force and effect.
Section 4.7    Litigation.
(a)    No Proceeding is pending or, to the knowledge of the Seller, threatened, to which the Company is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Company under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Company of the transactions contemplated by the Transaction Documents.
(b)    There is no material Proceeding pending, or, to the knowledge of the Seller, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to any outstanding material judgment, decree, injunction or order of any Governmental Authority that involves, affects or relates to the Company, any of its Subsidiaries, the Acquired Business or the assets thereof.
(c)    Notwithstanding the foregoing, no representation or warranty in this Section 4.7 is made with respect to (i) environmental matters, which are covered exclusively by the provisions set forth in Section 4.14 or (ii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.15.
Section 4.8    Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted the Acquired Business only in the Ordinary Course of Business and (b) the Company and its Subsidiaries, taken as a whole, have not suffered a Seller Material Adverse Effect.
Section 4.9    Compliance with Law. The Acquired Business is being, and for the three years prior to the date hereof has been, conducted in compliance with all applicable Laws, except in each case as would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes). During the three years prior to the date hereof, none of the Seller or its Affiliates (including the Company and its Subsidiaries) has received written notice of any material violation, alleged violation or investigation with respect to any actual alleged violation of any Laws applicable to the ownership and operation of the Company, its Subsidiaries, the Acquired Business or any of the assets thereof. Notwithstanding the foregoing, no representation or warranty in this Section 4.9 is made with respect to (a) environmental matters, which are covered exclusively by the provisions set forth in Section 4.14 or (b) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.12 and Section 4.15.

Section 4.10    Permits. Each of the Company and its Subsidiaries holds all of the material Permits required or necessary to conduct the Acquired Business as currently conducted, all such Permits are in full force and effect and each of the Company and its Subsidiaries are operating in compliance with such Permits in all material respects. As of the Closing, all material Permits required to conduct the Acquired Business as currently conducted will be in the possession of the Company and its Subsidiaries and all such material Permits shall remain in full force and effect upon Closing. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.14.
Section 4.11    Material Agreements.
(a)    Section 4.11(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each of the following written or oral contracts, agreements or legally binding arrangements related to the Company or its Subsidiaries or the Acquired Business, or to which the Company or any of its Subsidiaries is a party (each such contract, agreement or arrangement, whether or not actually identified on Section 4.11(a) of the Seller Disclosure Letter, a “Material Agreement”):
(i)    that is a master purchase or similar agreement with any of the 20 largest suppliers of goods and services to (the “Material Suppliers”) the Acquired Business as measured by the dollar amount of purchases therefrom during the fiscal year ended December 31, 2016;
(ii)    that is with a Material Supplier;
(iii)    relating to any equipment or personal property leases obligating the Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year in the aggregate;
(iv)    that restricts (or purports to restrict) the ability of the Company or any of its Subsidiaries from engaging in any business in any geographic area or competing with any Person;
(v)    that restricts the ability of the Company or any of its Subsidiaries from soliciting for employment or hiring any employee;
(vi)    that is a license agreement pursuant to which the Seller or any of its Affiliates (x) has acquired the right to use any material Intellectual Property necessary for the conduct of the Acquired Business, other than software that is generally commercially available, or (y) has granted to any third party any license to use any material Intellectual Property of the Acquired Business that is owned by the Seller or any of its Affiliates (including the Company and its Subsidiaries);
(vii)    relating to the incurrence, assumption or guarantee of Indebtedness;

(viii)    relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or to any partnership or joint venture for an amount in excess of $100,000;
(ix)    for the sale of any asset for an amount in excess of $100,000, other than inventory sales or sales otherwise entered into in the Ordinary Course of Business;
(x)    containing a grant of any preferential rights, right of first refusal, right of first offer or similar right;
(xi)    relating to real property obligating the Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year in the aggregate;
(xii)    relating to any commitment or payments pursuant to commitments by the Company and its Subsidiaries in excess of $250,000 in the aggregate;
(xiii)    that is a warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance extended by the Company or any of its Subsidiaries that would reasonably be expected to result in liability in excess of $100,000, excluding indemnification provided by the Company or any of its Subsidiaries to customers or suppliers in the Ordinary Course of Business;
(xiv)    providing for severance, retention, change in control or other similar payments for which Buyer, the Company or any Subsidiary would have liability prior to, at or following the Closing;
(xv)    to which any Governmental Authority is party, including any settlement, conciliation or similar arrangements, obligating the Company or its Subsidiaries to pay an amount in excess of $50,000 during any calendar year in the aggregate; and
(xvi)    relating to any outstanding written commitment to enter into any written contract or agreement of the type described in subsections (i) through (xv) above.
(b)    The Seller has delivered or made available to the Buyer a true and complete copy of each Material Agreement (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Agreement.
(c)    All of the Material Agreements are in full force and effect as of the date of this Agreement, the Company and its Subsidiaries (as applicable) have performed all material obligations required to be performed by them under the Material Agreements, and all third parties to the Material Agreements have, to the knowledge of the Seller, performed all material obligations required to be performed by them. None of the Company and its Subsidiaries is in default under or in any dispute with respect to any Material Agreement, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries under any such Material Agreement, except in each case as would not be material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Seller, none of the third parties to the Material Agreements are in default under or in any dispute with respect to any Material Contract, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by any such third parties under any such Material Agreement.
(d)    No party to any Material Agreement (including the Material Suppliers) has notified the Seller or any of its Affiliates (including the Company and its Subsidiaries) in writing that it intends to terminate, modify, accelerate or cancel any Material Agreement, or of the bankruptcy or liquidation of any such party.
Section 4.12     Employee Matters.
(a)    Section 4.12(a) of the Seller Disclosure Letter lists, as of the date specified thereon (which date shall be no earlier than four days prior to the date of this Agreement), for each Company Employee: (i) the name (or employee identification number), (ii) job title, (iii) hourly rate or annual base salary (as applicable), (iv) target cash incentive opportunity, (v) hire date and, if different, service credit date, (vi) status as exempt or non-exempt, (vii) status as full-time or part-time, (viii) accrued but unused vacation days, (ix) whether such Person is on disability leave or an approved leave of absence or has given written notice of the need for a leave of absence, and (x) location of employment. Section 4.12(a) of the Seller Disclosure Letter will be updated as of immediately prior to the Closing Date and, in addition to the above information, will also indicate (A) the Employee Plan covering health insurance in which each Company Employee participates and whether he or she has a flexible savings account for 2017 and (B) any fringe benefits or perquisites provided in the last 12 months to such Company Employee that exceeded $5,000 in the aggregate.
(b)    Section 4.12(b) of the Seller Disclosure Letter lists each material Employee Plan in which the Company Employees participate including each Employment Agreement with any Company Employee. With respect to each Employee Plan, including each Employment Agreement, the Seller has provided to the Buyer true, complete and correct copies of (i) the current plan documents, including all amendments thereto, or, in the case of an unwritten material Employee Plan, a written description thereof, (ii) the most recent summary plan descriptions and any summaries of material modifications thereto, and the past three annual reports and associated summary annual reports, (iii) the current trust agreement, insurance contracts, administrative service agreements and other material documents relating to the funding or payment of benefits under such Employee Plan, (iv) the Form 5500 for the past three plan years, filed with any Governmental Authority and all schedules and attachments thereto, and (v) the most recent favorable determination letter or opinion letter issued by the Internal Revenue Service..
(c)    With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan (x) has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, and has determined that each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code and (y) no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualification. With respect to each Employee Plan (including each Employment Agreement): (i) each such plan and agreement has been established, maintained, operated and administered in material compliance with its terms and the requirements of ERISA and the Code and all other applicable Laws; (ii) the Seller and its Subsidiaries and Affiliates, including the Company and its Subsidiaries, have performed all material obligations required to be performed by them under any Employee Plan (including each Employment Agreement) and are not in default under or in violation of any Employee Plan (including each Employment Agreement); (iii) other than routine claims for benefits, there are no claims, legal actions, disputes, government audits, examinations or investigations and none are pending, or, to the knowledge of the Seller, threatened in writing, with respect to any Employee Plan (including any Employment Agreement); and (iv) no events or omissions that would be non-exempt prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA), whether or not such Employee Plans are subject to ERISA, have occurred that could reasonably be expected to result in a payment by or assessment against the Company, its Subsidiaries or the Seller or any of its Subsidiaries or Affiliates of any liability or excise Tax imposed under ERISA, the Code or other applicable Law. No Employee Plan (including any Employment Agreement) is maintained, sponsored or contributed to primarily for the benefit of current or former employees or individual service providers of Seller or any of its Subsidiaries or Affiliates who are or were regularly employed by or providing services outside of the United States. No Employee Plan (including any Employment Agreement) provides for post-retirement or post-termination health or life insurance benefits, other than coverage mandated by applicable Law and paid for at the sole expense of the participant (or his or her eligible dependent or beneficiary).
(d)    Neither the Seller, the Company, nor any of its or their Subsidiaries or ERISA Affiliates maintain, sponsor, participate in, contribute to or are obligated to contribute to, and at no time within the past six years has any such Person maintained, established, sponsored, participated in, contributed to or been obligated to contribute to: (i) a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) or other pension plan that is subject to Title IV of ERISA or Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code, or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with any Person would be deemed a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
(e)    With respect to each Employee Plan (including each Employment Agreement), (i) all insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, such Employee Plan have been paid, made or fully accrued on the Company’s financial statements.
(f)    With respect to each Employee Plan that is subject to Section 4980B of the Code, the Seller and its Subsidiaries and Affiliates, including the Company and its Subsidiaries, have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan that provides health insurance or medical coverage is self-funded or self-insured.

(g)    Each Employee Plan (including each Employment Agreement) that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is and has been established, maintained, operated and documented in material compliance with Section 409A of the Code and the applicable guidance issued thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code.
(h)    In relation to any of the Company Employees and as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any agreement with any labor union or employee association, and neither the Company nor its Subsidiaries has, since January 1, 2013, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association.
(i)    The Company and its Subsidiaries are now, and for the last four years have been, in compliance with all applicable Laws relating to the employment of employees (including any independent contractors or consultants), including but not limited to, those Laws related to wages and hours, classification of employees or contractors, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, disability, veteran status, religion, or other classification protected by law or retaliation for exercise of rights under any Laws), collective bargaining, unfair labor practices, disclosure of confidential information, employee privacy, occupational safety and health, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority. The Company and its Subsidiaries have withheld and paid the appropriate Governmental Authority all amounts required to be withheld from employees of the Company.
(j)    As of the date of this Agreement, no action, complaint, petition, charge, inquiry, proceeding, or investigation by or on behalf of any employee, prospective employee, former employee, independent contractor, labor organization, Governmental Authority, or other representative of the employees of the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened with respect to or relating to the employment of any of the employees or independent contractors of the Company or its Subsidiaries.
(k)    Since January 1, 2013 through the date hereof, the Company and its Subsidiaries have not been determined by any Governmental Authority to be liable for the payment of any claims, damages, fines, penalties, or other amounts to any current or former employees, however designated, for failure to comply with any Laws pertaining to employment, and are not party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Authority requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter.
(l)    In relation to any of the Company Employees, neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby, whether alone or in combination with another event, will (i) result in any payment becoming due to any Company Employee, (ii) increase any benefit otherwise payable under an Employee Plan or Employment Agreement, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits under an Employee Plan or Employment Agreement, or (iv) result in the payment of any amount or benefit that could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any Company Employee.
Section 4.13    Financial Statements. Section 4.13 of the Seller Disclosure Letter contains the unaudited balance sheets of the Company and its Subsidiaries as of December 31, 2016, 2015 and 2014 and the unaudited income statements of the Company and its Subsidiaries for the years ended December 31, 2016, 2015 and 2014 (collectively, the “Historical Financial Statements”), and the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2017 and the unaudited income statement of the Company and its Subsidiaries for the three-month periods ended March 31, 2017 (the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”). Except as disclosed in such Financial Statements, each of such balance sheets fairly presents in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and each of such statements of income fairly presents in all material respects the combined results of operations of the Company and its Subsidiaries for the period indicated, in each case in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to year-end adjustments and the absence of notes or other textual disclosures required under GAAP, none of which is reasonably expected to be material to the Company and its Subsidiaries). The date of the latest balance sheet included in the Financial Statements (the “Balance Sheet”) is referred to herein as the “Balance Sheet Date”. The Financial Statements are correct and complete in all material respects, and are derived from, and consistent with, the books and records of the Company and its Subsidiaries.
Section 4.14    Environmental Matters.
(a)    the operations of the Acquired Business are, and for the past three years have been, in material compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate;
(b)    the Company and its Subsidiaries have obtained and are in compliance with all material permits, licenses and other authorizations required for the operation of the Acquired Business under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;
(c)    the Company and its Subsidiaries are not subject to any outstanding orders, suits, demands, claims, liens or Proceedings by any Governmental Authority respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and, to the knowledge of the Seller, no such Environmental Claims are threatened;
(d)    there has been no Release or threatened Release of Hazardous Substances at any property owned, operated or leased by the Company or any of its Subsidiaries, that would result in material liability of the Acquired Business under applicable Environmental Laws; and

(e)    to the knowledge of the Seller, the Seller has made available to the Buyer true and complete copies of all material environmental assessments, audits, investigations and reports in its, or its Affiliates’, possession or control concerning recognized environmental conditions or compliance with Environmental Laws.
(f)    For purposes of this Agreement:
(i)    “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water; (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;
(ii)    “Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement;
(iii)    “Hazardous Substance” means (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (B) any radioactive materials, asbestos, and polychlorinated biphenyls, or (C) petroleum and petroleum derivatives; provided, that notwithstanding the foregoing, the term “Hazardous Substance” shall not include propane;
(iv)    “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party; and
(v)    “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.
(g)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.14 are the Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters.
Section 4.15    Taxes.
(a)    With respect to the Company, its Subsidiaries and the Acquired Business, (i) all income and other material Tax Returns required to be filed have been timely filed in accordance with any applicable Laws (taking into account extensions of time to file Tax Returns) and are true, correct, and complete in all material respects, (ii) all Taxes due and owing have been timely paid (whether or not shown on any Tax Return), and (iii) there are no Taxes for or attributable to any Pre-Closing Period or portion of any Straddle Period ending on (and including) the Closing Date that have not been fully paid as of the Closing Date or included as a liability in the calculation of Closing Working Capital.
(b)    The Company and its Subsidiaries have withheld and timely paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party to the extent due and payable.
(c)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Tax Return or any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries or with respect to the Acquired Business for any taxable period. No request for any such waiver or extension is currently pending.
(d)    With respect to the Company, its Subsidiaries and the Acquired Business, there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return. No Taxing Authority (i) has given written notice of any intention to assert or assess any material deficiency or claim for additional Taxes against the Company, any of its Subsidiaries or the Acquired Business, or (ii) in a jurisdiction where none of the Company or any of its Subsidiaries files a Tax Return, has made a written claim that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company, any of its Subsidiaries or the Acquired Business have been fully and timely paid, settled or reserved for in the Financial Statements.
(e)    Each of the Company and its Subsidiaries is, and has been since Seller acquired the Company, classified as a disregarded entity for U.S. federal income tax purposes and has not made any filing with any Taxing Authority to be treated as an association taxable as a corporation.
(f)    There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for Permitted Liens.
(g)    None of the Company or any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (other than agreements entered into in the Ordinary Course of Business, the principal purpose of which is not the allocation of Taxes).
(h)    None of the Company or any of its Subsidiaries have been a member of an affiliated, consolidated, combined or unitary group or have any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than under commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not the allocation of Taxes), or otherwise.

(i)    None of the Company or any of its Subsidiaries or their respective predecessors, for any taxable year not closed by the applicable statute of limitations, has engaged in a reportable transaction, as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations, requiring disclosure under the Code, Treasury Regulations, or any similar provision of applicable Law.
(j)    None of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing, (iii) as a result of any intercompany transactions or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing, (v) as a result of any prepaid amount received on or prior to the Closing, or (vi) as a result of any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) with respect to the discharge of any indebtedness on or prior to the Closing.
(k)    No withholding of Taxes will be required with respect to any payment by the Buyer to the Seller pursuant to this Agreement.
(l)    The Company and its Subsidiaries (or the Seller with respect to the Company or the Subsidiaries) have not received any letter ruling from the IRS or any comparable ruling from any other Taxing Authority that would affect a post-Closing Tax liability.
(m)    The Company and its Subsidiaries (or Seller on their behalf with respect to the Acquired Business) have complied with all applicable Tax Laws relating to sales, use, goods and services or other commodity Taxes, and all sales, use, goods and services, or other commodity Taxes that are required to be collected and remitted with respect to the Company, its Subsidiaries and the Acquired Business have been collected and remitted, or will be timely remitted to the appropriate Taxing Authority, or the Company and the Subsidiaries (or Seller on their behalf) have received and maintain duly executed certificates of exemption which are sufficient to establish that no such Taxes are due.
Section 4.16    Intellectual Property. Section 4.16 of the Seller Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all (a) patents and patent applications; (b) registered trademarks and applications to register trademarks; (c) registered copyrights and applications to register copyrights; and (d) all Intellectual Property (except for commercially available off-the-shelf software) that the Company and its Subsidiaries use under any license, sublicense, grant, or other agreement and that is material to the business of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries have received any written claims during the three-year period prior to the date of this Agreement that they have infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of the Seller, (i)

no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Company and its Subsidiaries, and (ii) neither the Company nor its Subsidiaries are infringing in any material respect upon or misappropriating the Intellectual Property of any other Person. All Intellectual Property used or held for use in the conduct of the Acquired Business is owned by or licensed to the Company and its Subsidiaries.
Section 4.17    No Undisclosed Liabilities. Except (i) for liabilities and obligations incurred in the Ordinary Course of Business between the Balance Sheet Date and the Closing, (ii) for obligations arising under the Material Agreements identified on Section 4.11(a) of the Seller Disclosure Letter (excluding any obligations related to the breach or other violation thereof), or (iii) as otherwise specifically disclosed herein, in the Seller Disclosure Letter or in the Financial Statements, neither the Company nor any of its Subsidiaries have or will have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected or reserved against in a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or in the related footnotes.
Section 4.18    Insurance Policies. Section 4.18 of the Seller Disclosure Letter contains a complete and accurate list of all insurance policies, self-insurance programs and other forms of insurance carried as of the date hereof by or for the benefit of the Company or any of its Subsidiaries, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies have been made available to the Buyer and are in full force and effect. None of the Seller and its Affiliates (including the Company and its Subsidiaries) is in default with respect to any provision in such insurance policies or has received any notice of cancellation or nonrenewal of any such insurance policies, except for defaults or notices that would not be material to the Company or any of its Subsidiaries (provided that Alliant Gas, LLC and Alliant Arizona Propane, L.L.C. shall be treated as a single Subsidiary for such purposes).
Section 4.19    Bank Relations. Section 4.19 of the Seller Disclosure Letter sets forth (a) the name of each financial institution in which the Company or its Subsidiaries has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held and the account or box numbers.
Section 4.20    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 4.21    Transactions with Affiliates. Section 4.21 of the Seller Disclosure Letter sets forth a complete and accurate list of any contract, agreement or legally binding arrangement, whether written or oral, between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (i) the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries), (ii) any officer or director of the Company or its Subsidiaries or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, except, in each case, contracts, agreements or arrangements with respect to compensation received as employees or consultants in the Ordinary Course of Business (such contracts, agreements and arrangements, collectively, the “Affiliate Agreements”). Neither the Seller nor any Affiliate of the Seller (other than the Company and its Subsidiaries) (x) owns any properties, assets or rights that are used by the Company or any of its Subsidiaries and are material to the operation of the Acquired Business; (y) owes any money to, or is owed any money by, the Company or any of its Subsidiaries (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business); or (z) has asserted any claim or cause of action against the Company or any of its Subsidiaries.
Section 4.22    Sufficiency. Immediately after the Closing, all of the assets and properties held by the Company and its Subsidiaries together with all of the rights, services and other benefits made available to the Company and its Subsidiaries pursuant to the Transition Services Agreement shall be sufficient for the Company and its Subsidiaries to conduct the Acquired Business in substantially the same manner as currently conducted. Prior to the date of this Agreement, all of the assets of AMID Liquids Trucking that relate to or are required for the conduct of the Acquired Business have been distributed to the Company, free and clear of any Liens.
Section 4.23    Hedges. None of the Company or any of its Subsidiaries is party to, and none of the assets of the Acquired Business are subject to or bound by, any futures, hedge, swap, collar, put, call, floor, cap, option or other contract, agreement or arrangement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including propane (collectively, the “Hedges”).
Section 4.24    Financial Controls. To the knowledge of Seller, the minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings of, and limited liability company action taken by, the equity holders, managers, boards of directors, committees or other governing bodies of the Company and its Subsidiaries for the past three years. The Company and its Subsidiaries currently have, and have had, proper and adequate internal accounting controls which provide reasonable assurance that, (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for their respective assets; (iii) access to the Company and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented for the purpose of effecting the collection thereof on a current and timely basis.
Section 4.25    Letters of Credit. Section 4.25 of the Seller Disclosure Letter sets forth a complete and accurate list of all outstanding bonds, letters of credit and guarantees posted or entered into by the Seller in connection with the Acquired Business and by the Company or any of its Subsidiaries as of the date hereof.
Section 4.26    Representations of the Seller Refer to the Acquired Business. Except as expressly set forth herein, all representations and warranties of the Seller herein, including Article III and Article IV, relate only to the Seller (with respect to Article III only), the Company, its

Subsidiaries, the Acquired Business and the Company Employees and not to any other business, assets or employees of the Seller and its Subsidiaries (other than the Company and its Subsidiaries).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in a letter delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Seller, as of the date hereof and, at Closing, as of the Closing, as follows:
Section 5.1    Organization; Power.
(a)    The Buyer is a public limited liability company duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite public limited liability company power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof.
(b)    The Buyer is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in have a Buyer Material Adverse Effect. The Buyer has made available to the Seller complete and correct copies of its Organizational Documents, each as amended to date.
Section 5.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.
(a)    The Buyer has the requisite public limited liability company power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite public limited liability company or other organizational action by the Buyer, and no other public limited liability company or other organizational proceedings on the part of the Buyer are necessary to authorize the Transaction Documents to which the Buyer is or will be a party.
(b)    This Agreement has been, and each of the other Transaction Documents to which the Buyer is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(c)    The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Buyer, (ii) any Law applicable the Buyer or (iii) any material agreement of the Buyer, except for such violations, breaches or defaults under clauses (ii) and (iii) that would not result in a Buyer Material Adverse Effect.
(d)    No Law requires the Buyer to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party or the consummation of the transactions contemplated by the Transaction Documents, except for such Permits the failure of which to obtain would not result in a Buyer Material Adverse Effect.
(e)    No agreement or arrangement to which the Buyer is a party requires the Buyer to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party or the consummation of the transactions contemplated by the Transaction Documents, except for such Consent the failure of which to obtain would not result in a Buyer Material Adverse Effect.
Section 5.3    Litigation. No Proceeding is pending or, to the knowledge of the Buyer, threatened, to which the Buyer is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Buyer under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Buyer of the transactions contemplated by the Transaction Documents.
Section 5.4    Financial Ability. The Buyer has, and at the Closing will have, sufficient funds on hand to enable the Buyer to satisfy all of its payment obligations under Article II.
Section 5.5    Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The Buyer understands the full nature and risk of an investment in such equity interests. The Buyer further acknowledges that it has had access to the books and records of the Company, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Company and the Company’s securities.
Section 5.6    Acquisition of Interests for Investment. The Buyer is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interests. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.
Section 5.7    Brokers. Except for PricewaterhouseCoopers LLP, the fees and commissions of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or its Affiliates.
Section 5.8    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Purchase Price):
(a)    the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries and the Company and its Subsidiaries will be greater than the total amount of their liabilities;
(b)    the Buyer and its Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practices in all material respects as they become due;
(c)    no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries in connection with the transactions hereunder;
(d)    the Buyer will have not incurred, nor will it have plans to incur, debts beyond its ability to pay as they become absolute and matured; and
(e)    the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.
Section 5.9    R&W Insurance Policy. The Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date. The parties hereto acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that the Seller is relying on the Buyer’s covenants and obligations set forth in this Section 5.9.
ARTICLE VI
COVENANTS
Section 6.1    Records and Access.

(a)    Prior to the Closing but after the date of execution of this Agreement, the Seller shall, and shall cause the Company and its Subsidiaries to, (i) permit the Buyer and its authorized Representatives to (A) have reasonable access, during regular business hours upon reasonable prior notice, to the Company Employees and the books, records, personnel, accountants, offices and other facilities and properties of the Company and its Subsidiaries as the Buyer may reasonably request; provided, however, the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Company and its Subsidiaries, without the prior written consent of the Seller, and (B)  make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to the Company and its Subsidiaries as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or the personnel of the Company and in such a manner as not to interfere unreasonably with the operation of the businesses of the Company and its Subsidiaries or their Affiliates and shall not require the Seller or the Company to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation. Notwithstanding anything in this Section 6.1 to the contrary, (x) the auditors and accountants of the Company and its Subsidiaries shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (y) nothing in this Agreement shall require that the Seller or the Company disclose to the Buyer any information (such as pricing data) that is prohibited from disclosure by applicable Law or that relates to Tax Returns and supporting work papers of the Seller or its Affiliates (other than the Company and its Subsidiaries).
(b)    From and after the Closing, the Buyer will (i) provide Seller and its authorized Representatives reasonable access upon reasonable advance notice to all personnel and accountants of the Company and its Subsidiaries and copies of all books and records and financial and operating data and other information relating to periods occurring prior to Closing with respect to the Company and its Subsidiaries as the Seller may from time to time reasonably request, in each case (A) to comply with requirements imposed on the Seller or its respective Affiliates by a Governmental Authority (including, for the avoidance of doubt, requirements imposed by a national securities exchange or national securities quotation system) having jurisdiction over the Seller or its respective Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Seller under the Transaction Documents; provided, however, that in the event that the Buyer determines that any such provision of access or information could violate any applicable Law or any agreement to which the Company or its Subsidiaries is bound, or waive any attorney-client privilege, the Parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
(c)    Subject to Section 6.18, all information provided or obtained under this Section 6.1 shall be held by the Buyer or the Seller, as applicable, in accordance with and subject to the applicable terms of the Confidentiality Agreement, dated as of March 27, 2017 between

American Midstream Partners, LP and SHV Energy N.V. (the “Confidentiality Agreement”), and the Buyer and the Seller hereby agree that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Company and its Subsidiaries that is provided to the Buyer, the Seller or their respective Affiliates, as the case may be, or any of their respective Representatives pursuant to this Agreement.
Section 6.2    Conduct of Business.
(a)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 6.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause the Company and its Subsidiaries to, (A) conduct the Acquired Business in the Ordinary Course of Business and (B) use its commercially reasonable efforts to maintain the existing relations of the Company and its Subsidiaries with material customers, material suppliers, creditors and employees.
(b)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 6.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Buyer acknowledges Steven Rennie, among other persons, is an authorized person for purposes of such consent, unless Buyer notifies Seller otherwise), the Seller shall not, and shall cause the Company and its Subsidiaries not to, take any of the following actions:
(A)    except to the extent in the Ordinary Course of Business, sell, transfer, lease or otherwise dispose of any assets of the Company or any of its Subsidiaries with a value greater than $100,000 in the aggregate;
(B)    create or permit the creation of any Lien on any assets of the Company and its Subsidiaries, except Permitted Liens and Liens that will be released prior to or upon the Closing;
(C)    cause or permit any amendments to the Organizational Documents of the Company or its Subsidiaries;
(D)    in the case of the Company and any Subsidiary of the Company only, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock;
(E)    in the case of the Company and any Subsidiary of the Company only, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Capital Stock, or other contracts of any character obligating it to issue any such shares or other convertible securities;
(F)    in the case of the Company and its Subsidiaries only, make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person (other than the Company or any of its Subsidiaries);
(G)    in the case of the Company and its Subsidiaries only, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in each case to the extent such Indebtedness would not be repaid in full at or prior to Closing;
(H)    in the case of the Company and its Subsidiaries only, and except as required by the terms of any Employee Plan or Employment Agreement as of the date hereof that is set forth on Section 4.12(b) of the Seller Disclosure Letter, enter into any new arrangement that would be an Employee Plan or Employment Agreement if in existence on the date hereof, or materially amend any existing, Employee Plan or Employment Agreement, in each case that would impose any obligations or liabilities, contingent or otherwise, on the Company or its Subsidiaries or that could be reasonably likely to result in any obligations or liabilities contingent or otherwise, on Buyer or its Affiliates;
(I)    (x) hire any individual to become a Company Employee, except to fill vacancies that arise in the Ordinary Course of Business for individuals below the level of Vice President; or (y) except as required by the terms of any Employment Agreement set forth on Section 4.12(b) of the Seller Disclosure Letter and except in the Ordinary Course of Business, with respect to individuals below the level of Vice President, grant or increase the compensation or benefits payable or to become payable to any Company Employee for which the Buyer or any of its Affiliates could have any obligations or liabilities, contingent or otherwise;
(J)    in the case of the Company and its Subsidiaries only, enter into, adopt, establish or extend any collective bargaining or other labor agreement with any labor union or employee representative;
(K)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or Company Employees;
(L)    settle, cancel, compromise, release or provide a waiver with respect to any Proceeding relating to the Company, its Subsidiaries or any of their assets or the Acquired Business, unless the remedy with respect to such Proceeding involves solely the payment of cash and the amount paid by the Company or its Subsidiaries does not exceed $50,000;

(M)    in the case of the Company and its Subsidiaries only, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets or rights (other than the acquisition of assets or rights in the Ordinary Course of Business);
(N)    amend or terminate any Material Agreement or enter into any contract, agreement or arrangement that would have been a Material Agreement if entered into prior to the date hereof;
(O)    in the case of the Company and its Subsidiaries only, make any capital expenditures or acquire or construct fixed assets, or in each case enter into commitments therefor, in excess of $150,000 individually or $300,000 in the aggregate;
(P)    make any changes to accounting principles, methods, policies or practices to the extent affecting the Acquired Business, other than as may be required by Law or GAAP;
(Q)    make, amend, or revoke any material election relating to Taxes; adopt or change any material accounting method relating to Taxes; file any amended material Tax Return; enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; enter into any closing agreement with respect to Taxes; surrender any right to claim a refund of Taxes; settle or compromise any material claim or assessment relating to Taxes; or take any other action with respect to Taxes which is reasonably likely to result (A) in a material increase in the Tax liability of the Buyer or any of its Affiliates for any taxable period (or portion thereof) ending after the Closing Date, or (B) in a material decrease in the Tax attributes existing at Closing of the assets of the Company or any of its Subsidiaries;
(R)    amend, modify, terminate or allow to expire any insurance policy providing coverage with respect to the Company, its Subsidiaries and the Acquired Business and assets thereof; or
(S)    agree or commit to take any action described in this Section 6.2(b).
(c)    Subject to the terms and conditions hereof, nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Closing, and the Company and its Subsidiaries shall exercise, subject to the terms and conditions hereof, complete control and supervision of their operations and businesses until the Closing.
Section 6.3    Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Seller, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the Party may be required by any applicable Governmental Authority or needed to obtain the benefits or protection of any applicable Governmental Authority, or as required pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Seller and the Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses.
Section 6.4    Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to (A) consummate the transactions contemplated by this Agreement and (B) ensure that each of the material Permits required to conduct the Acquired Business as currently conducted shall remain in full force and effect upon Closing, (ii) the obtaining of all other necessary Consents or waivers from third parties, provided that, except as otherwise provided in this Agreement or agreed by the Parties, none of the Buyer, the Seller, the Company or its Subsidiaries shall be obligated to make any payment to any third party in connection with seeking such Consents or waivers or shall have any liability for failure to obtain any such Consents or waivers, unless otherwise arising from the breach of this Section 6.4(a), and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Without limiting the Parties’ obligations under Section 6.4(a), the Buyer shall, and shall cause its Affiliates to, if requested by the counterparty to any of the contracts set forth on Section 6.4(b) of the Seller Disclosure Letter (the “Specified Contracts”), provide reasonable credit support with respect to the obligations of the Company or its applicable Subsidiary under such Specified Contract (including, if so requested by such counterparty, posting reasonable letters of credit). If following compliance by the Parties of their obligations under Section 6.4(a) and the first sentence of this Section 6.4(b), any counterparty to a Specified Contract withholds consent under such Specified Contract to the transactions contemplated by this Agreement, the Company or its applicable Subsidiary shall be permitted to enter into a substitute arrangement reasonably acceptable to the Buyer that (i) provides for continued use by the Company or its applicable

Subsidiary of the assets subject to the applicable Specified Contract on terms not inconsistent with the terms of such Specified Contract and (ii) contains economic terms that are no less favorable in the aggregate to the Company or its applicable Subsidiary than the applicable Specified Contract.
(c)    Subject to the other terms and conditions herein provided and without limiting the foregoing, the Parties shall (and shall cause their respective Subsidiaries to):
(i)    use their commercially reasonable efforts to cooperate with one another in (A) determining whether filings are required (or considered by the Parties to be advisable) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”), and (B) to make their respective filings under the HSR Act within 10 business days after execution of this Agreement;
(ii)    promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement and the transactions contemplated hereunder to any Governmental Authority;
(iii)    not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend unless the Governmental Authority prohibits such attendance;
(iv)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other Party upon receipt;
(v)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party and its Subsidiaries may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and

(vi)    deliver to the other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.
(d)    The Buyer shall use its best efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of the transactions contemplated by this Agreement under the HSR Act, including, if required by any Governmental Authority, promptly taking all actions necessary to secure antitrust clearance from such Governmental Authority, including:
(i)    taking all actions necessary to effect the sale or other disposition of particular businesses, product lines, assets or voting securities of the Company or the Buyer or their respective Subsidiaries;
(ii)    agreeing to enter into a hold-separate agreement with said Governmental Authority pending such sale or other disposition of businesses, product lines, assets or voting securities of the Company or the Buyer or their respective Subsidiaries; and
(iii)    otherwise taking or committing to take any action that limits its freedom of action with respect to, or its ability to retain, any of such businesses, product lines, assets or voting securities, provided that any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement.
(e)    In addition to the foregoing, the Buyer agrees to provide such reasonable assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.
(f)    Whether or not the Acquisition is consummated, the Buyer and the Seller shall each be responsible for paying 50% of all filing fees and payments to any Governmental Authority under the HSR Act.
Section 6.5    Amendment of Seller Disclosure Letter. The Buyer agrees that, with respect to covenants, representations and warranties of the Seller contained in this Agreement, the Seller shall, until the Closing, add, supplement or amend the Seller Disclosure Letter to its covenants, representations and warranties with respect to any matter that, to the knowledge of the Seller, arises or is discovered after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any covenant, representation or warranty for purposes of this Agreement, including the termination rights contained in Section 8.1(d) or the conditions set forth in Section 7.2(a); provided, however, that (a) if such additional, supplemental or amended disclosures would give rise to a right of the Buyer to terminate this Agreement pursuant to Section 8.1(d), assuming (i) all other conditions set forth in Section 7.1 and Section 7.2 had been satisfied, and (ii) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Buyer, then the Buyer shall have the right to terminate this Agreement within 10 business days of their receipt of such additional, supplemental or amended disclosure and (b) if the Buyer does not so elect to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters.
Section 6.6    Restricted Activities.
(a)    In consideration of the payment of the Purchase Price, and to further induce the Buyer to enter into this Agreement, the Seller agrees that, for a period commencing on the Closing Date and continuing for a period of three years from the Closing Date, none of the Seller, American Midstream Partners, LP or their respective controlled Affiliates will directly or indirectly, either acting on its own behalf or through or in connection with any Person, engage in, invest in, finance any, or derive any profit from Restricted Activities (as defined below). Notwithstanding the foregoing, this Section 6.6 shall not restrict: (i) the ownership by the Seller or its Affiliates of less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Restricted Activities; and (ii) the acquisition and continued ownership by the Seller of any Person that, prior to the acquisition thereof, is not an Affiliate of the Seller and that engages, directly or indirectly, in Restricted Activities (A) if such Restricted Activities account for less than 12.5% of such Person’s consolidated annual revenues for its most recently completed fiscal year or (B) if the Seller disposes of or agrees to dispose of or discontinues such Person’s business engaged in Restricted Activities within one year after the closing of such acquisition.
(b)    In consideration of the payment of the Purchase Price, and to further induce the Buyer to enter into this Agreement, the Seller agrees that for a period of two years from the Closing Date, without the prior written consent of the Buyer, none of the Seller, American Midstream Partners, LP or their respective controlled Affiliates or its or their representatives shall, directly or indirectly, solicit, induce, employ or engage, or attempt to solicit, induce, employ or engage, for employment any employee of the Buyer, the Company or any of their respective Subsidiaries, or otherwise seek to influence or alter any such Person’s employment relationship with the Buyer, the Company or any of their respective Subsidiaries, or direct, authorize, or permit any other Person to take any of the foregoing actions; provided, however, that the foregoing shall not prohibit (i) a general solicitation to the public through general advertising or similar recruitment or methods of solicitation by search firms not specifically directed at any employee of the Buyer, the Company or any of their respective Subsidiaries or the hiring of any such Person responding thereto, or (ii) Seller from hiring any Person if such Person’s employment has terminated for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any direct or indirect solicitation by the Seller, its Affiliates or its or their representatives.
(c)    The Seller acknowledges and agrees that the covenants and restrictions contained in this Section 6.6 are an essential element of the Buyer’s agreeing to acquire the Interests and pay the Purchase Price as set forth herein, and that the Buyer would not have done so but for the agreement by the Seller to comply with the terms and provisions of this Section 6.6.
(d)    The Seller hereby agrees that the geographic and business scope and the duration of the covenants and restrictions in this Section 6.6 are fair and reasonable. However, if any provision of this Section 6.6 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 6.6 as if the geographic or business scope or the duration or such provision has been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.
(e)    For purposes of this Section 6.6, the term “Restricted Activities” means (i) procurement and delivery of propane to residential end-users and commercial consumers who do not resell the propane, (ii) procurement and delivery of finished motor fuels and lubricants to commercial consumers who do not resell the motor fuels and lubricants, (iii) ownership and operation of community propane distribution systems and (iv) production and delivery of propane cylinders to retailers and distributors, in each case within the United States and as conducted by the Company and its Subsidiaries as of the date hereof. For the avoidance of doubt, nothing in this Agreement shall restrict Seller or any of its Affiliates from engaging in the refined fuels business or refined products terminals business as such businesses are conducted by the Seller and its Affiliates (other than the Company and its Subsidiaries), or from expanding such businesses so long as such expansion does not include the undertaking of the Restricted Activities.
Section 6.7    Tax Matters.
(a)    Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, and the computation and verification of any amounts paid or payable under this Agreement with respect to Taxes (including any supporting workpapers, schedules and documents). Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(b)    Preparation and Filing Tax Returns and Paying Taxes.
(i)    The Seller shall be responsible for the preparation and filing of all Pre-Closing Period Tax Returns required to be filed by or with respect to the Company or its Subsidiaries (whether due before or after the Closing Date) (each such Tax Return, a “Seller Tax Return”). The Seller shall prepare any such Seller Tax Return in a manner that is consistent with past practice, except as otherwise required by applicable Law. The Seller shall provide the Buyer a copy of any income or other material Seller Tax Return no later than 30 days prior to the date for filing such Seller Tax Return if practicable, or such shorter period that is reasonable under the circumstances, and the Seller shall incorporate any reasonable comments provided by the Buyer within 20 days after the Buyer’s receipt of such Seller Tax Return for review or, if shorter, within the period ending on the day prior to the due date of such Seller Tax Returns. If any such Seller Tax Return prepared in accordance with this Section 6.7(b)(i) is filed after the Closing and the Seller is not authorized to execute and file such Seller Tax Return by applicable Law, the Buyer shall execute and file (or cause to be filed) such Seller Tax Return with the appropriate Taxing Authority; provided, however, that neither the Buyer nor the Company (nor its Subsidiaries) will be required to sign or file any Seller Tax Return not prepared in accordance with the past practices, applicable Law or the provisions of this Section 6.7(b)(i).
(ii)    The Buyer shall be responsible for the preparation and filing of all Straddle Period Tax Returns required to be filed by the Company and its Subsidiaries. The Buyer shall prepare any Straddle Period Tax Returns in a manner that is consistent with past practice, except to the extent otherwise required by applicable Law. The Buyer shall provide the Seller a copy of any income or other material Straddle Period Tax Returns no later than 30 days prior to the date for filing such Straddle Period Tax Returns (including any applicable extensions of time to file such Straddle Period Tax Returns) if practicable, or such shorter period that is reasonable under the circumstances, and Buyer shall incorporate any reasonable comments provided by the Seller within 20 days after the Seller’s receipt of such Straddle Period Tax Returns for review or, if shorter, within the period ending on the day prior to the due date of such Straddle Period Tax Returns.
(iii)    Liability for Taxes of the Company or its Subsidiaries for the portion of any Straddle Period ending on (and including) the Closing Date shall be determined as follows: (x) in the case of any income Taxes or Taxes based upon or related to gross receipts, profits, payroll, employment, sales and use, value-added, and other non-periodic Taxes, such Taxes shall be determined based on an interim closing of the books of the Company or its Subsidiaries as of the end of the Closing Date provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned pursuant to clause (y), below, and (y) in the case of any periodic Taxes and Taxes other than Taxes described in clause (x), above, such Taxes shall be deemed equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.
(iv)    The Seller shall pay (or cause to be paid), and shall indemnify and hold harmless the Buyer and its Affiliates from, all Pre-Closing Taxes owed with respect to the Company and its Subsidiaries, provided that the amount for which indemnification is to be made pursuant to this Section 6.7(b)(iv) shall (A) not include any Pre-Closing Tax that was specifically included as a liability in the calculation of Closing Working Capital and that reduced the Purchase Price and (B) be net of any insurance proceeds actually recovered under the R&W Insurance Policy with respect to the Tax subject to the applicable indemnification claim (it being agreed and understood that the Buyer shall first use commercially reasonable efforts to file and pursue the recovery of each reasonably available applicable insurance claim for Pre-Closing Taxes under the R&W Insurance Policy, and following any payment made under this Section 6.7(b)(iv), if any insurance recovery with respect to such amounts is received by the Buyer or its Affiliates, the Buyer shall promptly pay to the Seller the amount of such recovery).
(c)    Responsibility for Tax Audits and Contests.
(i)    If notice of any action, suit, investigation or audit with respect to Pre-Closing Taxes of the Company or its Subsidiaries shall be received by the Buyer (or any

Affiliate), the Buyer shall promptly notify the Seller in writing; provided, however, that the failure to give such notice as provided herein shall not relieve the Seller of liability for Pre-Closing Taxes except to the extent that the Seller is actually and materially prejudiced thereby.
(ii)    The Seller shall have the right to control any audit or contest relating solely to Pre-Closing Periods of the Company or its Subsidiaries upon giving written notice to the Buyer of the Seller’s intent to control such audit or contest and recognition that the Taxes that are the subject of such audit or contest are Pre-Closing Taxes for which the Seller is responsible pursuant to Section 6.7(b)(iv); provided, however, that (A) the Seller shall keep the Buyer reasonably informed of the progress of such audit or contest, (B) the Buyer may participate in the conduct of such audit or contest at its own expense to the extent such audit or contest could affect Taxes, or a position on a Tax Return, for a taxable period that ends after the Closing Date, and (C) the Seller shall not settle any such audit or contest without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(iii)    The Buyer shall have the right to control any audit or contest that does not relate solely to Pre-Closing Periods or to the extent the Seller does not control such audit or contest pursuant to Section 6.7(c)(ii). To the extent such audit or contest relates to a Pre-Closing Period or Straddle Period of the Company or its Subsidiaries, (A) the Buyer shall keep the Seller reasonably informed of the progress of such audit or contest; (B) the Seller may participate in the conduct of such audit or contest at its own expense, and (C) the Buyer shall not settle any such audit or contest without the Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.
(d)    Tax Refunds. The Seller shall be entitled to any refund of Pre-Closing Taxes (net of related expenses and Taxes), except to the extent (i) taken into account in determining the Purchase Price, (ii) arising as a result of the carryback of a tax attribute, or (iii) required to be paid to a third party. Refunds of Taxes for a Straddle Period shall be apportioned in accordance with Section 6.7(b)(iii). The Buyer and the Company will reasonably cooperate with the Seller in connection with obtaining any refund of Pre-Closing Taxes with respect to the Company or its Subsidiaries. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within 10 business days after such receipt. In the event the Buyer or its Affiliates subsequently are required to repay some or all of a Tax refund previously received by the Seller pursuant to this paragraph (d) to the applicable Taxing Authority, the Seller shall pay the amount of such refund that the Buyer or Buyer Affiliate is required to repay to the applicable Taxing Authority within 10 days of the written request to the Seller by the Buyer.
(e)    Transfer Taxes. All Transfer Taxes shall be borne by the Buyer. The Buyer shall file all Tax Returns with respect to Transfer Taxes and the Seller agrees to cooperate with the Buyer, the Company and its Subsidiaries in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Return. For the avoidance of doubt, any Taxes attributable to a distribution of property by AMID

Liquids Trucking or the distribution of an equity interest in AMID Liquids Trucking are not Transfer Taxes, and all such Taxes shall be borne by the Seller.
(f)    Post-Closing Actions. Except as otherwise expressly provided herein or with the consent of the Seller (such consent not to be unreasonably withheld, conditioned, or delayed), the Buyer shall not, and shall cause the Company and its Subsidiaries not to, amend any Tax Return or make any election with respect to the Company or its Subsidiaries for a Pre-Closing Period, including taking any action to extend the applicable statute of limitations with respect to any Pre-Closing Period Tax Return of the Company or its Subsidiaries, to the extent such amendment or election would result in an increase in the Taxes paid by the Seller.
(g)    Termination of Tax Sharing Agreements. Prior to the Closing Date, the Seller shall terminate or cause to be terminated all Tax Sharing Agreements to which the Company or any Subsidiary is a party.
(h)    Purchase Price Allocation. Within 30 days following the determination of the Final Purchase Price, the Buyer shall prepare an allocation of the total consideration paid with respect to the transactions contemplated by this Agreement, including liabilities assumed, among the assets of the Company (including among the assets of any Subsidiary of the Company that is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes), in accordance with Section 1060 of the Code (the “Interim Allocation Statement”). The Buyer shall provide the Seller with the Interim Allocation Statement and permit the Seller to review and comment on such Interim Allocation Statement. Within 30 days after the date of the delivery by the Buyer to the Seller of the proposed Interim Allocation Statement, the Seller shall deliver written notice to the Buyer (the “Seller Allocation Notice”) of any proposed changes to such allocations in the Interim Allocation Statement. Should the Seller fail to timely deliver a Seller Allocation Notice to the Buyer, the seller shall be deemed to have agreed with the Buyer’s proposed Interim Allocation Statement upon the expiration of such 30 day period. Should the Seller timely deliver a Seller Allocation Notice, the Seller and the Buyer shall negotiate in good faith to resolve any disputed items set forth therein and shall reduce such agreement to writing. Should the parties fail to resolve any disputed items within 30 days of timely delivery of a Seller Allocation Notice, the parties shall submit the disagreement to resolution by the Auditor, and the Auditor shall resolve the disputed items in accordance with procedures similar to those set forth in Section 2.4(b). Such allocation, as agreed by the parties or as determined by the Auditor pursuant to this Section 6.7(h) (a “Final Allocation Statement”). The Buyer, the Seller and each of their respective Affiliates shall: (i) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including IRS Form 8594, Asset Acquisition Statement Under Section 1060) on a basis consistent with the Final Allocation Statement; (ii) cooperate in the filing of any forms (including IRS Form 8594) required to be filed with regard to the Final Allocation Statement, including any amendments to such forms required pursuant to any applicable Law or this Agreement; and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the Final Allocation Statement on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. If the Final Allocation Statement is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party, and the parties agree (and shall cause their respective

Affiliates) to use their reasonable best efforts to defend such Final Allocation Statement in any Tax proceeding.
(i)    Survival. The covenants contained in this Section 6.7 will survive until sixty days after the expiration of the applicable statute of limitations.
Section 6.8    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).
Section 6.9    Retention of Books and Records. On or prior to the Closing Date, the Seller shall, to the extent not prohibited by applicable Law, deliver to the Buyer all books and records of the Company and the Subsidiaries in the Seller’s or the Seller’s Affiliates’ possession, including original minute books and other corporate books and records and accounts; provided that the Seller may, subject to Section 6.18, retain a copy of any or all of the books and records relating to the business or operations of the Company and its Subsidiaries prior to the Closing. In addition, all books, ledgers, files, reports, plans, operating records and any other documents and information (whether in written, printed, or electronic format) pertaining to the Company and its Subsidiaries in existence at the Closing shall be and shall remain the property of the Company. The Buyer shall cause the Company and its Subsidiaries to retain any such material documentation and information in accordance with the Company’s retention policies for a period of not less than seven years from the Closing Date.
Section 6.10    Contact with Customers and Suppliers. Until the Closing Date, the Buyer shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Company or its Subsidiaries, or any other Persons having a business relationship with the Company or its Subsidiaries, concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the Seller.
Section 6.11    Employee Matters.
(a)    Prior to the Closing Date, the Seller will or will cause its Affiliates to transfer the employment of the Company Employees listed on Section 4.12(a) of the Seller Disclosure Letter (as updated prior to the Closing) to the Company or a Subsidiary of the Company effective as of not later than the Business Day prior to the Closing Date (any such Company Employee who is employed by the Company or one of its Subsidiaries immediately prior to the Closing and by Buyer or one of its Affiliates immediately following the Closing, a “Continuing Employee”).
(b)    Subject to obtaining all necessary third-party consents from all third-party service providers, including ADP, Businesssolver.com, Inc. and Fidelity (the “Required Employee Plan Consents”), which Seller will use reasonable best efforts to obtain, the Seller will or will cause its Affiliates to take all actions necessary, including, without limitation, approving all necessary amendments to transfer (i) the Employee Plans listed on Section 6.11(b) of the Seller Disclosure

Letter, and (ii) all associated contracts, trusts, trust agreements, certificates of insurance, insurance policies, funding mechanisms, funds, administrative services contracts and other material documents (the “Associated Documents”), to the Company or a Subsidiary of the Company effective as of no later than one Business Day prior to the Closing Date. In the event that Seller is unable to obtain any Required Employee Plan Consent that is necessary to effectuate the transfer of any Employee Plan or Associated Document, the Seller will or will cause its Affiliates to obtain a substantially similar replacement (a “Replacement Plan”) for such Employee Plan or Associated Document, which Replacement Plan shall be subject to Buyer’s consent (not to be unreasonably withheld), to be effective as of no later than one Business Day prior to the Closing Date (the Employee Plans referred to in clause (i), the Associated Documents, and any Replacement Plan are referred to collectively in this Section 6.11 as the “Assumed Plans”). With respect to the Assumed Plans, the Seller shall take all actions necessary to ensure that effective as of no later than one Business Day prior to the Closing Date (y) none of the Seller or any of its Subsidiaries and Affiliates, other than the Company or a Subsidiary of the Company, are participating employers or participating affiliates in the Assumed Plans, and (z) no current or former employees or other service providers of the Seller and its Subsidiaries and Affiliates, other than the Continuing Employees, are participants in, or eligible for participation in, the Assumed Plans.
(c)    Promptly following the date of this Agreement, Seller shall take the actions set forth on Section 6.11(c) of the Seller Disclosure Letter with respect to the Employee Plans specified in such section, which actions shall be completed, subject to the Buyer’s reasonable satisfaction, as of no later than one Business Day prior to the Closing Date. To the extent that the actions set forth on Section 6.11(c) of the Seller Disclosure Letter are not completed to the Buyer’s reasonable satisfaction by such date, Seller agrees to promptly provide the Buyer with reasonable assistance, access to personnel of the Seller, and all necessary information and data to complete the actions set forth on Section 6.11(c) of the Seller Disclosure Letter. Seller shall indemnify, defend and hold harmless the Company and its Affiliates from and against all direct and indirect damages, liabilities, losses, obligations, claims, reasonable costs and expenses, penalties, judgments and settlements incurred by the Company and its Affiliates resulting from, arising out of or in connection with the matters set forth on Section 6.11(c) of the Seller Disclosure Letter.
(d)    For the period commencing on the Closing Date and ending on the six-month anniversary thereof or, if earlier, the termination of such Continuing Employee’s service with the Buyer and its Affiliates, the Buyer shall, or shall cause its Affiliates (including the Company or its Subsidiaries) to, provide each Continuing Employee with (i) a base salary or hourly wage rate, as applicable, and target cash bonus opportunity (excluding any one-time retention bonuses, transaction bonuses or other discretionary bonuses) that are no less favorable than the base salary or hourly wage rate, as applicable, and target cash bonus opportunity (excluding any one-time retention bonuses, transaction bonuses or other discretionary bonuses) provided to such Continuing Employee immediately prior to the Closing Date and (ii) employee, health, welfare and defined contribution retirement benefits (excluding any severance benefits, equity or equity-based compensation, defined benefit pension benefits and retiree life or medical benefits) that are substantially comparable in the aggregate to the employee, health, welfare and defined contribution retirement benefits (excluding any severance benefits, equity or equity-based compensation, defined benefit pension benefits and or retiree life or medical benefits) provided to such Continuing Employee immediately prior to the Closing Date and set forth on Section 6.11(b) of the Seller Disclosure Letter.
(e)    For purposes of eligibility and vesting, including entitlement to and determination of the level of severance and vacation benefits (but not for purposes of benefit accrual), each Continuing Employee shall be given credit for all service with the Seller, its Subsidiaries and their respective predecessors under the defined contribution retirement, health and welfare benefit plans, programs or arrangements of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate, to the same extent as if such service had been performed for the Buyer or any of its Affiliates, except to the extent such credit would result in a duplication of benefits. In the event of any change in the group benefits provided to Continuing Employees following the Closing in the plan year in which the Closing occurs, the Buyer or its Affiliates shall, as applicable, use commercially reasonable efforts to cause its third party administrators to third party insurance providers to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees under any such group health plan provided to the Continuing Employees, except to the extent that such conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health would apply in the absence of such change, and (ii) provide each Continuing Employee with credit, in the plan year in which the Closing occurs, for any co-payments, coinsurance payments, deductibles and maximum out-of-pocket requirements paid prior to any such change in satisfying any applicable deductible or out of pocket requirements after such change. Following the Closing, each Continuing Employee will be eligible to use any accrued but unused vacation or other paid time off benefits in place as of the Closing in accordance with and subject to, the terms of the Buyer’s vacation or paid time off policy for similarly situated employees in the United States, to the extent such accrued, but unused vacation or paid time off benefits is listed on Section 4.12(a) of the Seller Disclosure Letter.
(f)    After the Closing Date, Buyer shall be responsible for all obligations, liabilities and commitments for offering and providing “continuation coverage” under COBRA to any Continuing Employee and to any “qualified beneficiary” of a Continuing Employee who is covered by a “group health plan” sponsored or contributed to by the Buyer or its Subsidiaries and who experiences a “qualifying event” on or after the Closing Date. “Continuation coverage,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under COBRA. Seller and its Subsidiaries and Affiliates shall be responsible for all obligations, liabilities and commitments for offering and providing “continuation coverage” under COBRA to any current or former employees or other service providers of Seller and its Affiliates, including any current or former Company Employees (but excluding any Continuing Employees), and to any “qualified beneficiary” of such employees or service providers who experience a “qualifying event” prior to, on or after the Closing Date.
(g)    On or prior to the Closing Date, Seller shall transfer or cause to be transferred to the Company or one of its Subsidiaries an amount of cash to the Company FSA equal to the sum of all positive account balances in the Company FSA held by Continuing Employees as of immediately prior to the Closing Date. “Company FSA” means the flexible spending account for reimbursement of health care and dependent care expenses under an Employee Plan which satisfies the requirements of Section 125 of the Code and is listed on Section 6.11(b) of the Seller Disclosure Letter.
(h)    From and after the Closing Date, Seller and its Subsidiaries and Affiliates shall continue to be responsible for all liabilities in respect of, and shall continue to honor its obligations under, the Employee Plans listed on Section 6.11(h) of the Seller Disclosure Letter, including the timely payment of all amounts that may become due thereunder (as well as the employer’s share of any Taxes associated therewith).
(i)    On and after the Closing Date, the Buyer shall not take any actions that would result in obligations or liabilities to the Seller and its Affiliates under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions, in any case, applicable to Company Employees or other employees of the Seller and its Affiliates. On and after the Closing Date, the Buyer shall be responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for failures to so comply), in any case, applicable to the Continuing Employees.
(j)    Notwithstanding anything in this Section 6.11 or otherwise in this Agreement to the contrary, no provision of this Agreement (i) is intended to, or does, constitute the establishment or adoption of, or an amendment to, any employee benefit plan or other compensatory plan, program or arrangement, or be deemed to obligate the Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan program or arrangement at any time and no Person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise, or (ii) gives any person the right to be employed or shall be construed to interfere with the right of the Buyer or its Affiliates to terminate the employment or other service relationship of any of the Continuing Employees at any time, with or without cause. The provisions of this Section 6.11 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.11, express or implied, shall confer upon any other Person, any rights or remedies, including any right to compensation or benefits of any nature or kind under this Agreement.
Section 6.12    Use of Name. From and after the Closing, the Buyer and its respective Affiliates shall not use the names “American Midstream”, “AMID”, “JP Energy”, “JP Energy Partners” or any variant or derivative of any of the foregoing or any other logos, symbols or trademarks of the Seller or any of its Affiliates (the “Restricted Marks”). The Buyer agrees that on the Closing Date it will cease using the Restricted Marks in advertising and other business communications and promptly, but no later than (a) August 6, 2017 with respect to the Restricted Marks relating to the names “JP Energy”, “JP Energy Partners” or any variant or derivative thereof, and (b) 12 months after the Closing Date with respect to all of the other Restricted Marks, it will take all necessary action to eliminate the Restricted Marks from, or paint over or otherwise permanently obscure the Restricted Marks on, any tangible personal property, buildings, equipment or other assets.

Section 6.13    No Ongoing or Transition Services. Except as otherwise provided in the Transition Services Agreement, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services provided to the Acquired Business by the Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto will terminate.
Section 6.14    Guarantee and Lien Releases. Prior to or concurrently with the Closing: (a) the Seller shall cause the Company, its Subsidiaries and all of its and their assets to be released from, and shall have obtained all consents, approvals or waivers as may be required to avoid a breach or default by the Company or its Subsidiaries or any right of acceleration or cancellation of any obligations of the Company or its Subsidiaries under, any and all agreements, liabilities and obligations in connection with all Indebtedness of the Seller or its Affiliates (other than the Company and its Subsidiaries), including all Indebtedness described on Section 6.14 of the Seller Disclosure Letter, and (b) the Seller shall obtain and deliver to the Buyer evidence reasonably satisfactory to the Buyer of the release and termination of all Liens in connection with such Indebtedness to the extent encumbering any of the assets or Capital Stock (including the Interests) of the Company and its Subsidiaries.
Section 6.15    R&W Insurance Policy.
(a)    Promptly following the execution of this Agreement, the Buyer shall take all action reasonably necessary to bind the R&W Insurance Policy from such insurance company as the Buyer selects in its reasonable discretion, which R&W Insurance Policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Seller or any other member of the Seller Group by way of subrogation, claim for contribution or otherwise, except for losses that arise from Intentional Fraud. The Seller agrees to provide to the Buyer, and shall cause its Affiliates (including the Company and its Subsidiaries) to provide to the Buyer such cooperation that is reasonably requested by the Buyer in connection with arranging to obtain any such R&W Insurance Policy.
(b)    After the Closing, the Buyer agrees that it will:
(i)    comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy; and
(ii)    not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) which would adversely impact in any material respect the Seller without the Seller’s prior written consent; and
(iii)    ensure that the terms of the R&W Insurance Policy provide that no insurer or Person claiming through an insurer in relation to the R&W Insurance Policy brings any claim against the Seller or any other member of the Seller Group by way of subrogation, claim for contribution or otherwise, except for Losses that arise from Intentional Fraud.

Section 6.16    Casualty Loss. In the event of damage by fire or other casualty to any facilities, equipment or other tangible personal or real property of the Company or its Subsidiaries after the date of this Agreement but prior to the Closing (a “Casualty Loss”), then: (a) subject to Section 8.1, this Agreement shall remain in full force and effect; and (b) the Seller shall, at the Seller’s sole election, either (i) assign to the Buyer at Closing all insurance claims under insurance policies held by the Seller or its Affiliates in connection with such damaged assets or (ii) prior to Closing, repair or replace such damaged assets to a condition similar to the condition of the affected assets immediately prior to the Casualty Loss and retain all insurance claims described in clause (i) hereof.
Section 6.17    Affiliate Agreements and Inter-Company Agreements and Balances. Seller shall terminate, on or prior to the Closing, all Affiliate Agreements. In addition, Seller shall, as of the Closing, eliminate by way of subrogation, claim for contribution, cash settlement or as otherwise determined by the Seller in its sole discretion all inter-company accounts existing prior to the Closing, whether payables or receivables, between the Seller and any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and any of its Subsidiaries, on the other hand, other than those intercompany accounts set forth on Section 6.17 of the Seller Disclosure Letter.
Section 6.18    Post-Closing Confidentiality. The terms of the Confidentiality Agreement shall continue in full force and effect, except that the obligations in the Confidentiality Agreement applicable to the Buyer, its Affiliates and its and their representatives solely with respect to information about the Company, its Subsidiaries or the Acquired Business will terminate at Closing. For a period commencing on the Closing Date and continuing for a period of two years from the Closing Date, the Seller and its Affiliates shall, and shall cause their representatives to, keep confidential and not use for any purpose all information to the extent relating to the Company and its Subsidiaries, the Acquired Business and the assets thereof (other than information that (a) is or becomes available to the public other than as a result of a breach of this Section 6.18 or (b) is or becomes available to the Seller, its Affiliates or any of their respective Representatives from third parties on a non-confidential basis); provided that Seller and its representatives may disclose such information if required by judicial or administrative process or by any other requirements of applicable Law. If the Seller, any of its Affiliates or any of its or their representatives are required by applicable Law to disclose non-public information, the Seller shall: (x) if and as may be requested by the Buyer at the Buyer’s sole cost and expense, take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to the public; (y) to the extent permissible under applicable Law, give the Buyer prompt written notice of such request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (z) cooperate with the Buyer, at the Buyer’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is obtained, only that portion of such information that is legally required to be disclosed may be disclosed, and the Seller shall use commercially reasonable efforts to seek confidential treatment of such information.
Section 6.19    Termination of Company Hedges. Prior to or at the Closing, the Seller shall cause the Company and its Subsidiaries to terminate all Hedges, if any, to which the Company and any of its Subsidiaries is party or bound. Seller shall be responsible for, and entitled to, 100% of the Hedge Termination Value relating to the termination of such Hedges, and to the extent the Company or any of its Subsidiaries pays or receives the benefit of any Hedge Termination Values, then such amount will be accounted for as an adjustment to the Purchase Price at Closing.
Section 6.20    Transfer of Contracts and Assets.
(a)    The Parties shall use commercially reasonable efforts to obtain as promptly as practicable all consents, waivers and authorizations necessary for the assignment of each of the contracts set forth on Section 6.20(a) of the Seller Disclosure Letter (each, an “Affiliate Contract”) to the Company (or any Affiliate of the Company, as directed by Buyer). Promptly after receipt of all necessary consents, waivers and authorizations with respect to any Affiliate Contract, Seller shall assign such Affiliate Contract to the Company pursuant to conveyance documents mutually agreed by Buyer and Seller. Notwithstanding the foregoing, the Company may elect, at any time, to cause Seller to assign any Affiliate Contract to the Company, whether or not the applicable consents, authorizations or waivers have been obtained; provided, however, that if the Company so elects and such Affiliate Contract is actually assigned, the Company shall indemnify and hold harmless Seller for any liability resulting from any breach of the Affiliate Contract caused by such assignment.
(b)    Prior to the Closing, the Seller or its applicable Affiliates shall cause the assets listed on Section 6.20(b) of the Seller Disclosure Letter to be contributed or assigned to the Company or its Subsidiaries, free and clear of all Liens.
ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:
(a)    Regulatory and Third Party Approvals. (i) The waiting period and any extensions thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or early termination or approval shall have been granted and (ii) the Consents required under the agreements set forth on Section 7.1(a) of the Seller Disclosure Letter shall have been duly made, given or obtained and shall be in full force and effect;
(b)    No Injunctions. There shall not be in effect any final non-appealable order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition;
(c)    No Legal Proceedings. No Proceeding shall be pending or threatened in writing by any Governmental Authority seeking to restrain, enjoin or prohibit, or obtain material damages or other material relief in connection with, the consummation of the transactions contemplated by this Agreement; and

(d)    No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition.
Section 7.2    Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) Each of the representations and warranties of the Seller set forth in Section 3.1(a), Section 3.2, Section 3.4, Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c)(i)(A), and Section 4.3 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all but de minimis respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, in which case as of such earlier date) and (ii) each of the representations and warranties contained in Article III and Article IV, other than the Seller Fundamental Representations, shall be true and correct in all respects (without giving effect to any “materiality,” “material” and “Seller Material Adverse Effect” qualifications or exceptions contained therein) as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, in which case as of such earlier date), except in the case of this clause (ii) for failures to be so true and correct that would not result in a Seller Material Adverse Effect;
(b)    Covenants and Agreements. The Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(c)    Guarantees and Lien Releases. The Seller shall have performed and complied in all respects with Section 6.14 hereof;
(d)    Officer’s Certificates. The Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of the Seller by an officer of the Seller stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;
(e)    Seller Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect shall have occurred and be continuing; and
(f)    Closing Deliverables. The Seller shall have delivered at or before the Closing all of the items listed in Section 2.6(b).
Section 7.3    Conditions to the Seller’s Obligation to Close. The obligations of the Seller to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Buyer set forth in Section 5.1(a), Section 5.2 and Section 5.8 (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all but de minimis respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, in which case as of such earlier date) and (ii) each of the representations and warranties contained in Article V, other than the Buyer Fundamental Representations, shall be true and correct in all respects (without giving effect to any “materiality,” “material” and “Buyer Material Adverse Effect” qualifications or exceptions contained therein) as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, in which case as of such earlier date), except in the case of this clause (ii) for failures to be so true and correct that would not result in a Buyer Material Adverse Effect;
(b)    Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(c)    Officer’s Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(d)    Closing Deliverables. The Buyer shall have delivered at or before the Closing all of the items listed in Section 2.6(a).
Section 7.4    Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to Closing.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:
(a)    by mutual written consent of the Seller and the Buyer;
(b)    by either the Seller or the Buyer, if:
(i)    the Closing shall not have occurred on or before October 21, 2017 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this

Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or
(ii)    any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 7.1(b) or Section 7.1(d) and such order becomes effective, final and nonappealable;
(c)    by the Seller if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph (c) if the Seller is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.2 if continuing on the Closing Date;
(d)    by the Buyer if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.3 if continuing on the Closing Date; or
(e)    by the Buyer in accordance with the terms and conditions set forth in Section 6.5.
Section 8.2    Procedure for Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall immediately be given by the Seller or the Buyer to the other, as applicable, and, except as provided in this Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated under Section 8.1:
(a)    each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;
(b)    all filings, applications and other submissions made pursuant hereto shall, at the discretion of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

(c)    there shall be no liability or obligation under this Agreement on the part of the Seller or the Buyer or any of their Affiliates or any of their respective Representatives, except (i) that nothing in this Section 8.2 shall relieve any Party from liability for Intentional Fraud, a willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 6.1(c), this Section 8.2 and Article IX shall survive any such termination.
ARTICLE IX
REMEDIES FOR BREACH OF THIS AGREEMENT
Section 9.1    Nonsurvival of Representations and Warranties. The respective representations and warranties of the Parties contained in this Agreement and the other Transaction Documents and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing.
Section 9.2    Survival of Covenants. Each of the covenants and other agreements contained in this Agreement shall survive the Closing in accordance with its terms; provided that any covenant or other agreement set forth in this Agreement that by its nature is required to be fully performed by or prior to the Closing (each, a “Pre-Closing Covenant”) shall survive until the first anniversary of the Closing.
Section 9.3    Certain Waivers.
(a)    Except to the extent expressly set forth in Section 9.4, the Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any member of the Seller Group relating to or based upon any alleged misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of the Seller or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.3, from and after the Closing, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any member of the Buyer Group (including, after the Closing, the Company and its Subsidiaries) against any member of the Seller Group, and no recourse will be sought against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of the Seller or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder.
(b)    The Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that the agreements contained in this Section 9.3 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for 20 years and will not be subject to any of the survival or exclusive remedy provisions of this Section 9.3; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 9.3, the Sellers would not enter into this Agreement.
Section 9.4    Indemnification by the Seller. Subject to this Article IX, the Seller will, from and after the Closing, indemnify and hold harmless the Buyer Group (including, after the Closing, the Company and its Subsidiaries) and its officers, directors, employees, agents and other representatives and their successors and assignees (each of the foregoing, a “Indemnified Person”) from and against, without duplication, any and all losses, including liabilities, damages Proceedings, settlements, Taxes, interest, penalties, costs and expenses, including defense and reasonable attorney’s fees and court costs, but expressly excluding diminution in value, consequential damages, lost profits and punitive damages except to the extent actually paid to any unaffiliated third party with respect to an Indemnified Matter (collectively, “Losses”), to the extent arising out of, in connection with or related to the matters set forth on Section 9.4 of the Seller Disclosure Letter (the “Indemnified Matters”).
Section 9.5    Limitations of Indemnification.
(a)    For purposes of this Article IX, Losses shall be net of any amounts actually paid to an Indemnified Person under any insurance policy with respect to any Indemnified Matter; provided, however, that the amount deemed to be paid under such insurance policies shall be net of all out of pocket costs and expenses related to such recovery; provided further, that for the avoidance of doubt, any deductible, insured retention or similar obligation incurred by an Indemnified Person under any insurance policy with respect to any Indemnified Matter shall not be deemed to be amounts actually paid to an Indemnified Person for purposes of this Section 9.5(a). Each Indemnified Person shall use commercially reasonable efforts to seek to pursue recovery of any such Losses under any insurance policies. If any Indemnified Person recovers any amount in respect of Losses previously indemnified by an Indemnifying Person, such Indemnified Person shall promptly remit such amount to the Indemnifying Person.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be obligated to indemnify any Indemnified Person with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.4.
Section 9.6    Claims for Indemnification. At any time that any Indemnified Person has a claim that might reasonably be expected to result in an indemnifiable Loss (a “Liability Claim”) under this Agreement, the Indemnified Person will promptly deliver a notice (a “Claims Notice”) of such Liability Claim to the Indemnifying Person. A Claims Notice will (i) describe the Liability Claim in reasonable detail to the extent possible, and (ii) to the extent feasible, indicate the amount (estimated, if necessary) of the Loss that has been or is reasonably likely to be paid or incurred by the Indemnified Person. No delay in or failure to give a Claims Notice pursuant to this Section 9.6 will adversely affect any of the other rights or remedies that any Indemnified Person has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this Agreement, except and only to the extent that such delay or failure has materially prejudiced such parties.

Section 9.7    Objections to and Payment of Claims.

(a)    The Indemnifying Person may object to any Liability Claim set forth in such Claims Notice by delivering written notice to the Indemnified Person of the objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.
(b)    If an Objection Notice is not delivered by the Indemnifying Person within 30 days after delivery by the Indemnified Person of the Claims Notice pursuant to Section 9.6 of this Agreement, such failure to so object will be an irrevocable acknowledgment by the Indemnifying Person (and shall be deemed to waive all rights with respect to) that the Indemnified Persons are entitled to indemnification for the Losses set forth in such Claims Notice in accordance with this Agreement.

Section 9.8    Defense and Settlement of Indemnified Matters. The Seller shall have the right, at the Seller’s expense, to control the defense of the Indemnified Matters (and shall have the right to assume the defense of any Indemnified Matter for which a third party asserts a claim following Closing) with counsel selected by the Seller and reasonably satisfactory to the Buyer (provided that the Parties hereto agree that any counsel controlling the defense of any Indemnified Matter as of the Closing shall be reasonably satisfactory to the Buyer). The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person; provided, that if in the reasonable opinion of counsel for the Indemnified Person, there is a conflict of interest between the Indemnified Person and the Seller with respect to the defense of an Indemnified Matter, the Seller shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Person in connection with such defense. The Indemnified Person shall cooperate with the Seller in such defense and make available to the Seller all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto as is reasonably required by the Seller. The Indemnified Person shall agree to any settlement, compromise or discharge of an Indemnified Matter that the Indemnifying Person may recommend and that by its terms obligates the Seller to pay the full amount of the liability in connection with such Indemnified Matter, and which releases the Indemnified Person completely in connection with such Indemnified Matter, provided, that such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Person but involves solely the payment of money damages for which the Indemnified Person will be indemnified hereunder and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Person. The Indemnified Person shall not admit to any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, any Indemnified Matter without the Indemnifying Person’s prior written consent.
Section 9.9    Buyer’s Investigation; Disclaimer of Representations and Warranties. THE BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANY AND ITS SUBSIDIARIES, INCLUDING THE

OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY AND ITS SUBSIDIARIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AND THE BUYER: (A) ACKNOWLEDGES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, NONE OF THE SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OF COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM”); AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NEITHER THE SELLER NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER OR ITS REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM). THE BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO THE SELLER, THE COMPANY OR ITS SUBSIDIARIES OR THEIR LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF THE COMPANY OR ITS SUBSIDIARIES AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE X
GENERAL PROVISIONS

Section 10.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties.
Section 10.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.2 shall be void and without effect; provided that, notwithstanding the foregoing, the Buyer may, without the consent of the Seller, assign all or any portion of any rights or obligations under this Agreement to any wholly owned direct or indirect Affiliate of the Buyer; provided, further, however, that no such assignment shall limit or affect the Buyer’s obligations hereunder.
Section 10.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, Seller shall be responsible for all R&W Costs up to $750,000, provided that for the avoidance of doubt, Seller’s obligation with respect to R&W Costs shall not exceed $750,000 and Buyer shall be responsible for any R&W Costs in excess of $750,000.
Section 10.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 10.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.7    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, USA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS OF ANY OTHER JURISDICTION.
Section 10.8    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas located in the County of Harris, or of the United States of America sitting in the Southern District of Texas, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 10.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.10. The consents to jurisdiction set forth in this Section 10.8 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 10.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 10.9    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND

ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(b)    If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
Section 10.10    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by facsimile or e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third business day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh business day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by facsimile or e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail or facsimile. All such notices, requests, claims, demands or other communications will be addressed as follows:
(a)    if to the Seller, to
AMID Merger LP
c/o American Midstream Partners, LP
2103 CityWest Boulevard
Building #4, Suite 800
Houston, Texas 77042
Attention: General Counsel
Telephone: (346) 241-3400
Email: legal@americanmidstream.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
1221 McKinney Street, 37th Floor
Houston, Texas 77010-2046

Attention: Tull R. Florey
Telephone: (346) 718-6767
Facsimile: (346) 718-6901
Email: tflorey@gibsondunn.com
if to the Buyer, to

SHV Energy N.V.
Taurusavenue 19
2132 LS Hoofddorp, The Netherlands
Attention: Mark Wolt, General Counsel
Telephone: +31 23 5555 736
Facsimile: +31 23 55555 703
E-mail: mwolt@shvenergy.com
With a copy to (which shall not constitute notice):

Jones Day
717 Texas, Suite 3300
Houston, Texas 77002
Attention: Jeff Schlegel
Telephone: (832) 239-3728
Facsimile: (832) 239-3600
Email: jaschlegel@jonesday.com

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.10 by any Party to the other Party.
Section 10.11    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Seller (and its successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and its successors and permitted assigns), with respect to the obligations of the Seller under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right.
Section 10.12    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.13    Brokers and Agents.
(a)    The Seller agrees to pay any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the

Seller or the Company in connection with this Agreement or any of the transactions contemplated hereby, including Wells Fargo Securities, LLC, and to indemnify the Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.
(b)    The Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated hereby, including PricewaterhouseCoopers LLP, and to indemnify the Seller against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.
Section 10.14    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 10.15    Specific Performance.
(a)    The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
(b)    Without limiting the general right to specific performance set forth in Section 10.15(a), each of the Parties acknowledges and agrees that, due to the nature of the Company and its Subsidiaries, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief.
(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 10.16    Transaction Privilege.
(a)    The Parties hereby acknowledge and agree that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has represented the Seller and one or more of their Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that the Seller and such Affiliates and their respective Representatives (each a “Seller Entity” and collectively, the “Seller Entities”) have a reasonable expectation that, after the Closing, Gibson Dunn will, if the Seller Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any other Party to this Agreement (including the Company from and after the Closing) (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.
(b)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes the Company and its Subsidiaries and those other Persons that are or after Closing will be Affiliates of such Other Party), hereby agrees to all of the matters and consents to the potential future representations described in this Section 10.16 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, Gibson Dunn represents any Seller Entities or other Persons in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement whether or not such matter is one in which Gibson Dunn may have previously advised the Seller Entities or in respect of any other matters.
(c)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are or after Closing will be Affiliates of such Other Party), hereby consents to the disclosure by Gibson Dunn to the Seller or any of its Affiliates, directors, members, partners, officers or employees of any information learned by Gibson Dunn in the course of its representation of the Seller or its Affiliates, whether or not such information is subject to attorney client privilege or Gibson Dunn’s duty of confidentiality.
(d)    In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Entities and the Company (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Seller Entities and the Company), on the one hand, and Gibson Dunn, on the other hand, to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the Seller Entities, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Entities or the Company, on the one hand, and Gibson Dunn, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall be deemed to be privileged and to belong solely to the Seller Entities (and not Other Party Group Members). The Other Party Group Members shall not have access to any such communications, files, records or other documents (as used herein whether in electronic form or otherwise), of Gibson Dunn relating to such engagement. The Other Parties, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the Seller Entities is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, (ii) all Other Party Group Members shall endeavor to locate and delete or destroy all such documents and information in their possession or control, and (iii) no Other Party Group Member will review, offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any claim or Proceeding arising under or relating to this Agreement and the transactions contemplated hereby.
(e)    The Buyer and its respective Affiliates (including the Company and its Subsidiaries after the Closing) further covenant and agree that, from and after the Closing, each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company, the Seller or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.
(f)    The Buyer hereby agrees that it shall cause any Person that is or after the Closing an Affiliate of the Buyer to execute any document or instrument reasonably requested from time to time by the Seller in order to evidence or effectuate the intentions of the Parties reflected in this Section 10.16.
(g)    This Section 10.16 shall be irrevocable, and no term of this Section 10.16 may be amended, waived or modified, without the prior written consent of Gibson Dunn, the Seller and its respective Affiliates affected thereby.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:

SHV Energy N.V.

By:     /s/ Fulco van Lede

        Name: Fulco van Lede
Title: Chief Executive Officer

/s/ Pieter van Holten

    Name: Pieter van Holten
Title: Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

SELLER:

AMID Merger LP

By: ARGO Merger GP Sub, LLC, its general partner

By:     /s/ Lynn L. Bourdon III

    Name: Lynn L. Bourdon III
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]